EXHIBIT 10.39

CONFIDENTIAL TREATMENT REQUESTED – REDACTED COPY

Confidential Treatment has been requested for portions of this Exhibit. Confidential portions of this Exhibit are designated by [***]. A complete version of this Exhibit has been filed separately with the Securities and Exchange Commission.

JCP/MSLO AGREEMENT

December 6, 2011

JCP/MSLO AGREEMENT

THIS AGREEMENT (this “Agreement”), dated as of December 6, 2011 (the “Effective Date”), is entered into by and between J. C. PENNEY CORPORATION, INC., a Delaware corporation with its offices at 6501 Legacy Drive, Plano, Texas 75024 together with its Affiliates and Subsidiaries ( “JCP”), and Martha Stewart Living Omnimedia, Inc. (“MSLO”) a Delaware corporation with its offices at 601 West 26th Street, 9th Floor New York, New York 10001. JCP and MSLO are sometimes referred to collectively as the “Parties” and each individually as a “Party.”

RECITALS:

WHEREAS, MSLO is the owner of the Martha Stewart Marks (as defined below) together with the trade dress and the goodwill associated therewith in the Territory (as defined below);

WHEREAS, JCP owns and operates retail stores, publishes and distributes merchandise catalogs, and owns and operates Internet web sites where home products and related goods are sold to consumers;

WHEREAS, MSLO desires to institute a program to open and operate retail stores that will sell certain products more fully described below;

WHEREAS, JCP will provide certain services in connection with such retail stores, as more fully described below;

WHEREAS, MSLO desires to have a website where MSLO-branded products will be available for sale directly to consumers;

WHEREAS, MSLO desires that JCP develop and host such website on MSLO’s behalf, all pursuant to the terms and conditions of this Agreement; and

WHEREAS, JCP desires to obtain from MSLO, and MSLO desires to grant to JCP, on the terms and conditions set forth herein, a right to use the Trademarks, as defined below, in connection with the manufacture and sale of certain products in the Territory;

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

DEFINITIONS. When used in this Agreement, the following terms will have the meanings set forth below:

(a) “Additional Categories” means those categories set forth on Appendix 1.

(b) “Affiliate” means, with respect to a Party, any entity that controls, is controlled by, or is under common control with, such Party.

(c) “Annual Commitment,” is defined in Section 8(a)(i)(A).

(d) “Applicable Threshold” means, with respect to each Major Product Category, the amounts set forth on Appendix 2.

(e) “Change of Control Outlets” is defined in Section 17(a)(i).

(f) “Claims” is defined in Section 16(a).

(g) “Commission” is defined in Section 9(b)(i).

(h) “Committee” is defined in Section 4(d)(i).

(i) “Competitive Product” means any product within the Product Categories if the branding or endorsement for such product is associated with Oprah Winfrey, Ina Garten (including Barefoot Contessa), The Food Network, Real Simple, Better Homes and Gardens, epicurious.com or Rosie O’Donnell.

(j) “Creative Services” is defined in Section 8(a)(ii).

(k) “Creative Services Proposal” is defined in Section 8(a)(ii).

(l) “Customer Data” means any and all data and information, whether personally identifiable, non-personally identifiable, aggregate or otherwise, collected from end users of the Website (as used in this definition, “Website” shall include Future Technology Devices) in the course of, or otherwise derived from or regarding an end user’s access to or use of the Website, including without limitation that which is collected using cookies, web bugs, URL referrer data, audited and unaudited hits, visits, click-throughs, impressions or otherwise, including without limitation an end user’s profile, name, email address, IP address, time & date stamp, transaction history, financial information, website traffic information and any other data regarding or submitted or generated by the end user to the Website, provided that Customer Data will not include any payment transaction information.

(m) “Design Fee” is defined in Section 9(e).

(n) “Distribution Channels” means retail stores, consumer-direct mail programs and consumer-direct websites.

(o) “Existing Licensees” means MSLO licensees as of the date of this Agreement (including all renewals and extensions thereof).

(p) “Exploitation Materials” means any and all advertising materials, consumer facing materials, packaging materials, and other materials created hereunder and relating to the Products.

(q) “Extra-Territory Sales” is defined in Section 1(b).

(r) “Future Technology Device” is a new device that becomes commercially available or a method or means of ecommerce that allows for electronic payment via an electronic means other than a Website.

(s) “Force Majeure” means acts of God, government restrictions, wars, insurrections or any other event beyond the reasonable control of the Party whose performance under this Agreement is affected thereby.

(t) “Forecast” is defined in Section 10(e)(ii).

(u) “GMP” is defined in Section 9(c).

(v) “Guaranteed Minimum Payment” is defined in Section 9(c).

(w) “Indemnified Party” is defined in Section 16(d).

(x) “Indemnifying Party” is defined in Section 16(d).

(y) “Initial Design Fee” is defined in Section 9(e).

(z) “Initial Term” is defined in Section 13.

(aa) “Intellectual Property” is defined in Section 12(g).

(bb) “JCP Home Store” means the area within JCP Stores in which categories for the home are sold.

(cc) “JCP Outlets” is defined in Section 6(a).

(dd) “JCP Parties” is defined in Section 16(b).

(ee) “JCP Store” means a retail store branded with the J.C. Penney brand (or a successor brand to the J.C. Penney brand) and no other brand.

(ff) “JCP Website” means the website currently located at jcp.com and other websites where JCP sells products in the Product Categories, subject to MSLO’s prior approval.

(gg) “Kitchen Categories” means those product categories set forth on Appendix 4.

(hh) “Kitchen Products” means those products in the Kitchen Categories (i) manufactured and distributed in MSLO Stores pursuant to this Agreement, (ii) approved and authorized by MSLO pursuant to this Agreement, and (iii) bearing one or more of the Trademarks on the product itself or on a hang-tag label and/or other means of packaging.

(ii) “Launch” is defined in Section 6(a).

(jj) “Launch Date” means a date in February, 2013 to be mutually agreed upon by the Parties, but in no event later than February 28, 2013.

(kk) “Major Product Category” means each of the categories of Products listed on Appendix 2.

(ll) “Marketing Amounts” means the out-of-pocket dollar amounts expended by JCP exclusively with respect to the marketing of Products by JCP in the form of media buys, advertising agency fees and expenses and such other costs and expenses, if any, as are hereinafter agreed to in writing by the Parties as being marketing expenses for purposes of this definition.

(mm) “Martha Stewart Marks” means trademarks incorporating the Stewart Property.

(nn) “MSLO Content” means mutually agreed-upon MSLO content created outside of this Agreement and used, at the Parties’ option, in connection with the marketing and promotion of the Products.

(oo) “MSLO Materials” is defined in Section 12(g).

(pp) “MSLO Media Properties” is defined in Section 2(b).

(qq) “MSLO Parties” is defined in Section 16(a).

(rr) “MSLO Products” means products in the Non-Exclusive Categories and (commencing on the applicable Occurrence Dates) in the Additional Categories (i) manufactured and distributed pursuant to this Agreement, (ii) approved and authorized by MSLO pursuant to this Agreement, and (iii) bearing one or more of the Trademarks on the product itself or on a hang-tag, label, and/or other means of packaging. Notwithstanding the foregoing, for clarity but without limitation, in no event will products in Additional Categories be considered MSLO Products unless and until the applicable Occurrence Date for such categories.

(ss) “MSLO Stores” is defined in Section 4(a).

(tt) “MSLO Website Materials” is defined in paragraph 7 of Appendix 3.

(uu) “Net Sales” means (i) for retail store sales: the actual retail price paid to JCP by JCP’s customers (not including any sales or other taxes) for all Products sold, less any discounts, refunds, credits or returns (with respect to such Products only) given by JCP to its customers, provided that in no case will the amount deducted from Net Sales for returns for defective merchandise exceed 5% of gross sales on an annualized basis; and (ii) for mail order and e-commerce sales: gross shipments (not including any sales or other taxes) for all Products sold, less any customer order adjustments (discounts, refunds, credits or other allowances with respect to such Products only), and net of any returns of Products given by JCP to its customers. No costs incurred in the manufacture, purchase, sale, advertising or distribution of the Products, or any indirect expenses, or any other deduction not expressly provided for herein may be deducted. Net Sales reflect all consideration, in whatever form, that JCP receives or that otherwise accrues to JCP on account of the sale of the Products, except that Net Sales will not reflect consideration JCP receives based on shipping.

(vv) “Non-Exclusive Categories” means those categories set forth on Appendix 5.

(ww) “Non-Exclusive Products” means those products in the Non-Exclusive Categories (i) manufactured and distributed pursuant to this Agreement, (ii) approved and authorized by MSLO pursuant to this Agreement, and (iii) bearing one or more of the Trademarks on the product itself or on a hang-tag label and/or other means of packaging.

(xx) “Occurrence Date” means, with respect to any Additional Product Category, the date on which MSLO notifies JCP in writing that it has obtained rights to such Additional Product Category from the Third Party Licensee that will enable MSLO to grant additional rights to JCP hereunder, consistent with the terms of Section 1(c) below.

(yy) “PII” is defined in Section 10(c).

(zz) “Party” is defined in the preamble.

(aaa) “Payment Period” is defined in Section 9(a).

(bbb) “Payments” is defined in Section 10(b).

(ccc) “Payment Schedule” means the schedule of payments included on Appendix 6.

(ddd) “Product Categories” are, collectively, the Non-Exclusive Categories, the Kitchen Categories and the Additional Categories.

(eee) “Products” means Kitchen Products and MSLO Products.

(fff) “Prohibited Retail Outlets” means the retail outlets in the Territory set forth on Appendix 7.

(ggg) “Projections” is defined in Section 10(e)(i).

(hhh) “Property” means the Trademarks and any other MSLO Materials included in the Products, including, for example but without limitation, product designs, trade dress and the Stewart Property.

(iii) “Quarterly Report” is defined in Section 10(b).

(jjj) “Renewal” is defined in Section 13.

(kkk) “Requested Product” is defined in Section 1(e).

(lll) “Reversion Date” is defined in Section 1(e).

(mmm) “Security Incident” is defined in Section 10(c).

(nnn) “Sell-Off Period” is defined in Section 14(d).

(ooo) “Stewart Property” means Martha Stewart’s name, voice, signature and likeness.

(ppp) “Sub-Category GMP Increase” is defined in Section 9(c)(ii).

(qqq) “Term” is defined in Section 13.

(rrr) “Territory” means the United States (including the District of Columbia and Puerto Rico).

(sss) “Third Party Licensee” means an MSLO licensee that, as of the date hereof, licenses the Additional Categories and/or the Kitchen Categories from MSLO.

(ttt) “Trademark Use Materials” is defined in Section 11(a).

(uuu) “Trademarks” means any trademarks or service marks that may be used in connection with the Products, as hereinafter mutually agreed to in writing by the Parties, provided that the Parties agree that the Trademarks will incorporate certain Stewart Property.

(vvv) “Website” means the website source code addressable as www.marthastewartstore.com (or such other URL as the parties may agree) that sells the Products (as well as any other MSLO-branded products designated by MSLO) and that is developed, built, owned, operated and hosted by JCP in accordance with the terms of this Agreement, including without limitation those set forth on Appendix 3.

(www) “2006 Agreement” means that certain MSLO license agreement dated April 3, 2006, including all amendments thereto and extensions and renewals thereof.

1.	GRANT.

(a) MSLO hereby grants to JCP, and JCP hereby accept from MSLO, the non-exclusive right to use, without the right to modify or create derivative works of, the Trademarks in the Territory during the Term, in connection with or related to the manufacture and sale of the MSLO Products through Distribution Channels branded with the J.C. Penney brand (or a successor brand to the J.C. Penney brand) and no other brand, and the sale of Products through the Website. MSLO also grants to JCP, and JCP hereby accepts from MSLO, a limited, non-exclusive right to use the Stewart Property solely in connection with the manufacture, distribution and use of advertising and promotional materials for the Products, provided that each item of proposed advertising and promotional material bearing all or any portion of the Trademarks or the Stewart Property, including without limitation any press release, will be subject to MSLO’s advance review and approval, all as more fully set forth herein. The foregoing rights will not include the right to grant rights to third parties, except as necessary for JCP to advertise and manufacture the Products.

(b) The rights granted above are limited to the Territory. However: (i) JCP may manufacture the Products outside the Territory; (ii) MSLO acknowledges that JCP will not be in breach for sales that may be shipped to consumers outside of the Territory (the “Extra-Territory Sales”) made through JCP’s United States-based direct mail and consumer direct website platforms that are branded with the J.C. Penney brand (and any successor brand thereto) and no other brand, provided that: (x) JCP agrees that the Extra-Territory Sales will be made on a non-exclusive basis; and (y) in the event MSLO enters into a third party license or other agreement (or is in the process of doing so) that is inconsistent with the Extra-Territory Sales (provided that MSLO agrees to use commercially reasonable efforts to except the Extra-Territory Sales from the third party license or other agreement), MSLO will provide notice to JCP, and JCP agrees that the Extra-Territory Sales will cease within 90 days of receipt of such notice from MSLO; and (iii) the parties agree to discuss in good faith opportunities for distribution of Products outside the Territory, it being understood that the foregoing shall not preclude either Party from considering or entering into any transactions or arrangements that would be inconsistent with the possible distribution of Products by JCP outside the Territory.

(c) For the avoidance of doubt, in no event will the foregoing rights, or any other rights that may be granted to JCP herein, include any rights with respect to products in the Additional Categories prior to the applicable Occurrence Date. On an applicable Occurrence Date, the applicable Additional Categories will be available to JCP consistent with the grant of rights set forth in Section 1(a).

(d) JCP’s distribution of the Products shall be limited to retail customers who purchase Products through Distribution Channels branded with the J.C. Penney brand or a successor brand and no other brand within the Territory and to retail customers who purchase Products through the Website. JCP shall not sell Products to retail customers through any designated discount outlet store or similar discount or outlet venue without MSLO’s prior written consent; provided that seasonal merchandise may be placed in sale racks within JCP Stores at the end of the applicable season. In addition, JCP may sell Products through its furniture outlets branded with the J.C. Penney brand and no other brand.

(e) JCP will distribute and sell quantities of Products commensurate with an exclusive brand presence and with the quality and prestige of the Martha Stewart brand. JCP agrees to maintain inventory of the Products in a manner consistent with industry standards. However, if MSLO Commissions in any Major Product Category in any consecutive twelve-month period are less than the Applicable Threshold, MSLO shall have the right to notify JCP that it intends to exclude such Major Product Category from the scope of Product Categories hereunder, unless (x) during the next full six-month calendar period commencing after the date of such notification, MSLO Commissions on such Major Product Category exceed 50% of the Applicable Threshold and (y) during each twelve-month period commencing with the month after the date of such notification, MSLO Commissions on such Major Product Category exceed the Applicable Threshold. If at any time the condition in either the preceding clause (x) or clause (y) is not satisfied, MSLO shall have the right, at any time within 90 days after it becomes aware thereof, to notify JCP that such Major Product Category (and all sub-categories thereof) shall be excluded from the scope of Product Categories hereunder effective as of the 30th day after such notification (the “Reversion Date”) and JCP shall thereafter have no rights with respect to such Major Product Category hereunder, except that JCP may sell-off its existing inventory in such Products for a period of six months from the Reversion Date. In addition to and without limitation of the foregoing, in the event that MSLO requests in writing that JCP produce a

\particular Product (“Requested Product”) that MSLO believes in good faith will generate meaningful Net Sales, and JCP either specifically declines to produce such Requested Product or fails to do so in commercial quantities in accordance with the terms hereof within 12 months of MSLO’s written request, MSLO shall have the right to notify JCP in writing that the Requested Product will be offered on a non-exclusive basis and considered part of the Non-Exclusive Product Categories hereunder effective as of the 30th day after such notification, and JCP shall thereafter have non-exclusive rights with respect to such Requested Product. MSLO agrees to act reasonably and in the spirit of cooperation in connection with Requested Products.

(f) For the avoidance of doubt, MSLO shall remain the owner of the Trademarks and Property, and MSLO reserves all rights in and to the Trademarks and the Property not specifically granted herein.

(g) JCP hereby grants to MSLO the non-exclusive right and license to use approved JCP logos and trademarks in connection with any marketing and promotion MSLO may choose to do for the Products or the MSLO Stores hereunder, provided that nothing herein will require MSLO to do such marketing and promotion except as otherwise specifically provided herein. All such marketing and promotion will be approved by JCP, such approvals not to be unreasonably withheld or delayed.

2.	SCOPE OF EXCLUSIVITY.

(a) Additional Categories. MSLO agrees that, subject to the exceptions set forth in this Section 2, it will not, after the date hereof and during the Term, authorize the distribution or sale, in any Distribution Channels branded with Prohibited Retail Outlets, of any items within the Additional Categories and Kitchen Categories that include the Property in the Territory. In addition, to the extent a particular product design provided by MSLO to JCP (i.e. the graphical elements) is used on a Product, MSLO agrees not to use a substantially similar design on any other products in the same Product Category during the Term in the Territory, as long as such Product is still being marketed and sold by JCP. For clarity, when assessing “substantial similarity,” the parties agree that the assessment will only extend to protectable elements of the design under the United States Copyright Act of 1976, as amended from time to time. For the avoidance of doubt: (i) nothing in this Agreement will in any way limit MSLO from continuing to design, manufacture, market or sell the full range of products, including those products in the Product Categories, currently manufactured or contemplated pursuant to relationships with Existing Licensees, including any renewals or extensions thereof; (ii) MSLO shall not be precluded from accepting advertising (including without limitation integrations, provided that such integrations will be primarily product-oriented) for products in the Product Categories; (iii) the restriction set forth in this subsection will not apply to any non-Martha Stewart brand, including without limitation the Mad Hungry, Whole Living, Everyday Food or Emeril brands; (iv) MSLO reserves and may exercise the right to use the Products or any other items within the Product Category which may include the Property as favors, premiums, promotional tie-ins, give-aways, or for any other secondary use, including without limitation use in any MSLO-controlled media or public forum for editorial, educational, news, promotional or entertainment purposes; (v) MSLO reserves and may exercise the right to authorize the sale, marketing and distribution of any luxury items within the Product Categories in the luxury retail market; and (vi) MSLO reserves and may exercise the right to authorize the sale, marketing and distribution of any luxury furniture items at Ethan Allen and Raymour & Flanagan.

(b) Certain MSLO Rights. Notwithstanding the foregoing and anything to the contrary herein: (i) the foregoing proscription shall not apply to any existing MSLO licensees or their successors, who will not be precluded from selling products through any Prohibited Retail Outlets; (ii) the foregoing proscription shall not apply to any future MSLO licensees or their successors, who will not be precluded from selling products other than products in the Kitchen Categories and the Additional Categories (if any, and then only after the applicable Occurrence Date) through any Prohibited Retail Outlets; (iii) nothing shall prevent Martha Stewart from appearing in any advertisements for any Prohibited Retail Outlets in connection with the availability of products other than the Products; (iv) nothing shall prevent MSLO from selling advertisements to any Prohibited Retail Outlets in any MSLO magazines, websites, television or radio programs or other media properties (collectively, “MSLO Media Properties”); and (v) nothing shall prevent MSLO from selling or distributing such MSLO Media Properties in any stores and/or through any other means of distribution whether now known or hereafter developed throughout the world.

(c) Non-Exclusive Categories. JCP acknowledges and agrees that the Non-Exclusive Categories are not subject to the restrictions set forth in Section 2(a) above. However, MSLO agrees that to the extent that as a result of the expiration or termination of any relationships with Existing Licensees, MSLO may be able to grant additional rights to a Non-Exclusive Category to JCP, MSLO will offer JCP an exclusive first negotiation with respect to the additional rights to such Non-Exclusive Category. More specifically, once MSLO so notifies JCP, the Parties will negotiate in good faith for a period of 60 days. During such time period, MSLO will not negotiate with any third parties. If, at the end of such 60 day period, the parties cannot come to agreement on the terms and conditions for the grant of additional rights to such Non-Exclusive Category, MSLO will be free to offer such Non-Exclusive Category to a third party (on a non-exclusive basis only).

(d) Website. Other than as provided in Section 6(c) as to Future Technology Devices and as otherwise provided in Section 1(e) with respect to the Reversion Date and Requested Products, MSLO agrees that it will not use and will not license or otherwise grant any third party the rights to use the Martha Stewart Marks or any confusingly similar mark in a URL to be utilized for ecommerce for sales of products in the Kitchen Categories and the Additional Product Categories (if any, and then only after the applicable Occurrence Date).

3. NON-COMPETE. Without the prior consent of MSLO, which MSLO may withhold in its absolute discretion, neither JCP nor any of its Affiliates shall manufacture, market, promote, sell or distribute any Competitive Product. In addition, neither JCP nor its Affiliates will directly or indirectly enter into another agreement in any of the Product Categories that is comparable to this Agreement in scope or that otherwise provides more overall exposure or more sales volume to another brand in the Product Categories than is provided to the Products, which shall be the centerpiece of the JCP Home Store offerings.

4.	MSLO STORES

(a) Preamble. MSLO has rights with respect to retail stores that prominently feature the Martha Stewart Marks or feature the Stewart Property (“MSLO Stores”) for the marketing and sale of any products, including the Products, branded with Stewart Property and any derivations thereof. At MSLO’s request, in order to permit MSLO to benefit from JCP’s expertise in the retail store business and in order to strengthen the business relationship between MSLO and JCP, JCP has agreed to provide reasonable assistance to MSLO with respect to MSLO’s program of opening and operating MSLO Stores, including the support and services set forth herein.

(b) Design and Construction of MSLO Stores.

(i) MSLO will select, subject to JCP’s reasonable approval, a reputable design firm experienced in the design of specialty retail stores to develop the detailed design plans for the MSLO Stores. For this purpose, JCP shall propose to MSLO for its consideration one or more design firms with which JCP is familiar. JCP will contract directly with the design firm selected hereunder, will bear the fees and expenses of the design firm and will be the point of contact for the design firm.

(ii) MSLO will provide advice and input to the design firm with respect to the overall look and feel of the MSLO Store, and will have the right to approve design elements, such approval not to be arbitrarily withheld.

(iii) All finishes and the construction of each MSLO Store will be subject to the mutual approval of the Parties, such approval not to be arbitrarily withheld, provided that the Parties agree that the quality will be consistent with that of the Martha Stewart brand. The Parties acknowledge that the finishes and construction may vary by location. JCP will bear the costs of construction of each MSLO Store.

(iv) With respect to the store design process, MSLO will have approval rights at each relevant stage (e.g., design, lay-out, finishes, etc), such approval not to be arbitrarily withheld.

(v) Each MSLO Store will be prominently located in the applicable JCP Store so that it is a focal point for the JCP Home Store, and JCP will meaningfully consult with MSLO as to the general location of the MSLO Store in the JCP Home Store.

(vi) The MSLO Store will be identified in each applicable JCP store as the “Martha Stewart Store” (or such other designation incorporating Martha’s name as may be proposed by MSLO and reasonably acceptable to JCP). To the extent permissible, there will be signage at the entrance of each applicable JCP Store, in a form satisfactory to MSLO, prominently referring to the “Martha Stewart Store” (or such other designation) as being located within the JCP Store. The MSLO Store will be identified in all store directories located within the applicable JCP Stores.

(vii) Signage at the entrance of each MSLO Store, in a form reasonably satisfactory to MSLO, will prominently identify the store as the Martha Stewart Store (or such other designation if applicable).

(viii) The MSLO Store shall have a distinct entrance from the JCP selling floor. The vast majority of locations will have a major entrance and secondary entrances. The MSLO Store will be designed and constructed so that it is physically and visually identifiable as a separate store (subject to mutual agreement of MSLO and JCP). The JCP Store will not use design or other elements of the MSLO Store in the JCP Store itself in a way that would detract from the physically and visually identifiable separation of the MSLO Store.

(c) Employees.

(i) MSLO and JCP shall agree on the appropriate staffing level for each MSLO Store. MSLO shall have the right to propose the employees to be hired to and terminated from work in the MSLO Stores, and JCP shall have the sole right to decide in its reasonable discretion whether such employees shall be hired or terminated. JCP shall also decide in its reasonable discretion whether such employees shall be MSLO employees (if acceptable to MSLO) or JCP employees.

(ii) The Parties shall jointly develop a training program for MSLO Store employees. Prior to commencing work at any MSLO Store, each employee shall complete (to each Party’s reasonable satisfaction) such training program.

(iii) The Parties shall consult with each other periodically to review the job performance of the employees in accordance with the quality standards suitable for the MSLO Stores. In that regard, the Parties shall also consult with each other on the compensation to be payable from time to time to employees of the MSLO Store.

(d) Operation of MSLO Stores

(i) The operation of each MSLO Store shall be overseen by an oversight committee (the “Committee”) consisting of the two relationship managers for the Parties designated pursuant to Section 6(d), or by such other representatives as MSLO or JCP may designate. The Committee shall provide advice and guidance to the MSLO Store employees but shall not have management authority. The expenses of operating the MSLO Stores shall be borne by JCP except as otherwise provided herein. In the event that any state, municipality or other taxing jurisdiction imposes taxes or fees on a “per store” basis and such tax is incurred solely as a result of the opening and operating of the MSLO Store, MSLO shall be responsible for registering the MSLO Stores as necessary with such jurisdiction and paying the amount of any such taxes or fees payable in respect of any such MSLO Stores.

(ii) At least sixty days in advance of each fiscal year, the Committee shall prepare or cause to be prepared a budget for the MSLO Stores for such fiscal year and shall update the budget from time to time during the year as the Committee determines to be appropriate.

(iii) Consistent with such budget and subject to meaningful consultation with MSLO, JCP shall determine which Products to order for each MSLO Store and shall purchase such Products at its expense. All such Products shall be designed, developed and sourced in accordance with the relevant provisions of this Agreement. With respect to any decisions to put any Products on “clearance” sale, to the extent permitted by law, JCP and MSLO agree to be available to consult as to such decision. The Products to be sold in the MSLO Stores shall be Kitchen Products, provided that at JCP’s reasonable request and upon appropriate adjustment of the GMP Amount pursuant to Section 9, MSLO shall agree to permit the sale of other Products in the MSLO Stores. Kitchen Products (and any other Products sold in the MSLO Stores in accordance herewith) will be displayed in the MSLO Stores in a manner satisfactory to MSLO in its reasonable discretion.

(iv) The parties shall cause quarterly and annual financial statements to be prepared for the MSLO Stores collectively, in accordance with such accounting principles as they determine to be appropriate. JCP shall bear the cost of preparing such financial statements.

(e) Other MSLO Stores. Subject to the terms and conditions hereof, MSLO reserves the right to open MSLO Stores that are not located within JCP Stores without JCP’s consent or assistance. However, MSLO agrees that it shall not open any MSLO Store that sells products in the Kitchen Categories. Further, MSLO agrees that it shall not open any MSLO Store that sells products in any other Product Category that becomes exclusive to JCP. Notwithstanding the foregoing, the restrictions herein on MSLO Stores shall not apply to any MSLO Store that focuses on the luxury retail market.

(f) Use of MSLO Store Design Following Termination. Notwithstanding anything to the contrary herein, JCP agrees within 3 months of expiration or termination of this Agreement to remove any and all MSLO branding and other Stewart Property from the MSLO Stores and to ensure that the look and feel of the MSLO Store that incorporates the signature MSLO touches is not used or otherwise replicated by JCP after the Term. By way of clarification and not limitation, JCP will not be required to remove the fixtures or flooring of the MSLO Store.

5. THE WEBSITE. JCP will develop the Website as provided in Section 6 (c) hereof and in accordance with the terms and conditions set forth in Appendix 3.

6. PROGRAM ROLL-OUT.

(a) MSLO Products. JCP’s offering of MSLO Products in the Non-Exclusive Categories will be prominently introduced in commercial quantities in a manner consistent with the terms hereof (the “Launch”) both in approximately 600 JCP Stores in the Territory, and on electronically enabled commerce applications branded with the J.C. Penney brand (or any successor brand thereto) and no other brand (collectively, the “JCP Outlets”) by the Launch Date. Additional Categories that become available on an applicable Occurrence Date will be introduced for sale in commercial quantities consistent with the terms hereof in the JCP Outlets within 12 months of the Occurrence Date for such Product Category.

(b) MSLO Stores. MSLO Stores will be opened in approximately 600 JCP Stores in the Territory by the Launch Date, at such locations as MSLO and JCP shall reasonably agree, and with each MSLO Store having at such time the inventory and other capacity to sell commercially reasonable quantities and types of Products. JCP agrees that at the Launch Date, the MSLO Stores will sell, at a minimum, Kitchen Products. JCP further agrees that it may not offer or sell any products in the MSLO Stores that are not MSLO-branded without MSLO’s prior permission, which MSLO may withhold in its sole discretion, but if such permission is given, no Commissions will be payable on the sale of such products sold in the MSLO store. MSLO agrees that JCP can feature or use products that are not MSLO-branded for sampling or demonstration purposes consistent with the Product offerings in the MSLO Store. But if such non-MSLO branded products are in the Product Categories, JCP must seek MSLO’s approval, which will not be unreasonably withheld.

(c) Website/Future Technology Devices. JCP will develop the Website for an official launch no later than the Launch Date. From time to time thereafter, when any Future Technology Device becomes available such that it would be commercially reasonable to conduct the types of ecommerce activities now contemplated in Appendix 3 by implementation of such applications operable on such Future Technology Devices, the Parties may jointly determine whether JCP will develop additional applications for implementation in conjunction with any such Future Technology Device within a reasonable time after the Parties determination and in accordance with the provisions of Appendix 3. Notwithstanding anything to the contrary herein, in the event the JCP declines to develop additional applications for implementation in conjunction with a Future Technology Device within 6 months of MSLO’s request (or such other period of time as the Parties may reasonably agree), or thereafter, fails to maintain the implementation of such applications in a commercially reasonable fashion, MSLO shall have the right to develop, maintain, operate and host (or have a third party do so on its behalf subject to the restrictions set forth in this Agreement) additional applications for implementation in conjunction with the particular Future Technology Device.

(d) Personnel. MSLO will at all times employ such competent and qualified personnel as are necessary to fulfill its obligations under this Agreement, which includes maintaining a substantially comparable standard for design personnel as in effect as of the Effective Date, taking in effect, among other things, design talent and years of experience. JCP will at all times employ such competent and qualified personnel as are necessary to fulfill its obligations under this Agreement and to maximize sales of the Products hereunder. Each Party will also appoint a relationship manager that is reasonably acceptable to the other Party to act as a point person for all matters under this Agreement. JCP agrees that, for the 12 months before the program roll-out, its relationship manager’s job functions will be primarily related to the program roll-out. Both JCP and MSLO will provide each other with the name, e-mail address, mailing address, and phone number of each Party’s relationship manager and other designated contact(s) for all approvals required under this Agreement, and each Party will update the other of any changes to such information. Each Party agrees to promptly replace any of its personnel hereunder if any such individual becomes unavailable for any reason; provided, that notwithstanding the foregoing, for the sake of maintaining continuity, each Party agrees to use its commercially reasonable efforts not to change or re-assign its respective relationship managers or other designated contacts unless such Party determines in good faith that any such change or re-assignment would be in the best interests of the Parties’ relationship hereunder.

7. PRODUCT DESIGN AND MERCHANDISING. The Parties recognize that the name Martha Stewart has valuable goodwill with the consuming public, that Martha Stewart is recognized for her award-winning magazine, Martha Stewart Living, for the bestselling product lines that bear her name, and as an expert on all aspects of everyday living, from cooking and entertaining to decorating and home renovating. MSLO and JCP intend to develop, manufacture and sell Products of design and quality consistent with Martha Stewart’s image and prestige. Accordingly, all aspects of the Products and the promotion and marketing thereof will be subject to the prior approval of both parties and will be developed and approved as follows:

(a) Merchandising Plan. Twice a year, JCP and MSLO will jointly develop merchandising plans at least twelve (12) months (or such other time period as the Parties may agree is appropriate for any particular Product Category) prior to the planned sale of any Product assortment. When developing the merchandise plan, which will include the timing of Product launches, the Parties will consider and incorporate JCP’s monthly marketing cadence.

(b) Concept and Design of Products. Based on the agreed-upon merchandising plans, JCP and MSLO will jointly develop the Products, as follows:

(i) Presentation by JCP of Certain Product Information. JCP will present to MSLO at least two times each year and as needed on an ongoing basis during the Term in advance of the Spring/Summer and Fall/Holiday seasons, for MSLO’s input, review and approval, the following information regarding a proposed Product assortment: target market and customer profiles, the number of Products to be placed in any given category (slot count), target retails, as well as any relevant competitive information. MSLO will use the foregoing information to prepare initial product design concepts, as outlined below.

(ii) Product Concept. MSLO will then prepare initial product design concepts for each Product. (For clarity, MSLO’s design obligations hereunder will not include any Creative Services.) MSLO will review such concepts with JCP, and the Parties will work together to finalize such concepts. At the concept stage, the Parties will jointly agree on the appropriate design ratio for each Product Category for the season under design. MSLO will design a number of Products that is sufficient to fill the agreed upon design ratio and the slot count referenced in subsection (i) above. MSLO agrees to adhere to a mutually approved design and sourcing calendar, which JCP will provide to MSLO for MSLO’s reasonable review and approval.

(iii) Product Design. After a product design concept has been finalized, MSLO will produce and deliver to JCP a Product design relating to such concept, in a manner consistent with Martha Stewart’s decorating and/or design philosophy. Each Product design will be identified by MSLO with a specific “[BRAND TBD]” design number. JCP and MSLO will then discuss and review such product designs for price point, delivery and other pertinent merchandise needs. MSLO shall have no obligation to revise any Product design more than two times in response to JCP’s request for revisions.

(iv) Flex PLM System. Both Parties will be responsible for directly utilizing the Flex PLM system; provided, that JCP shall be responsible for all costs and expenses incurred by MSLO in utilizing such system, including, without limitation, all licensing fees.

The Parties acknowledge and agree that their performance pursuant to the above subsections (i)-(iii) may happen simultaneously.

(c) Approval of Products. Following the development of a Product design pursuant to paragraph (b) above, both JCP and MSLO must approve, in their reasonable discretion, samples of each Product before such Product can be manufactured for sale, as follows:

(i) Presentation of Samples by JCP. Prior to presentation to MSLO, JCP will have reviewed samples of each Product. If such sample is acceptable to JCP with respect to design and quality, JCP will indicate its approval by signing a written approval form relating to such sample and providing a copy thereof to MSLO together with the relevant sample, including all component parts thereof. JCP agrees to use its reasonable efforts to send samples to MSLO as opposed to requiring MSLO personnel to travel to inspect a sample. MSLO will review and approve such samples in accordance with the approval procedures set forth in subsection (ii) below. In addition, JCP agrees to provide MSLO with a sample of each final Product for MSLO to include in its sample library, except that with respect to furniture, JCP is only obligated to provide a representative piece of each furniture collection. JCP agrees to consider in good faith MSLO’s requests for additional furniture samples for use in editorial or for other promotional purposes in MSLO Media Properties.

(ii) Approval by MSLO. MSLO will review each sample provided to it hereunder. MSLO will indicate its approval (or disapproval) of such sample on the written approval form provided by JCP relating to such sample, and will return such form to JCP. JCP shall be obligated to perform up to two rounds of revisions in response to MSLO’s requests for modifications to the samples. In each case, JCP shall provide MSLO with the actual revised sample for MSLO’s review. JCP acknowledges that MSLO’s approval decisions may be based on MSLO’s subjective standards, including its aesthetic judgment regarding the appearance and other qualities of the samples. However, MSLO may not arbitrarily withhold its approvals. If such sample is not approved, MSLO will attempt to state with specificity the reasons for disapproval on such form. Any approval given by MSLO under this Agreement shall not constitute a waiver of MSLO’s rights or JCP’s duties under any other provision of this Agreement. Furthermore, such approval is not an acknowledgment of JCP’s compliance with any laws or regulations (including without limitation any safety, truth-in-advertising, labeling or other standards) pertaining to the Products and their manufacture, marketing, sale and distribution, and shall not be so construed. MSLO’s approval does not constitute a guaranty or warranty on the part of MSLO as to the fitness, quality, workmanship, or character of the Products.

(d) Packaging. JCP and MSLO will jointly develop packaging, display and label requirements for the Products, as follows:

(i) JCP Responsibilities. JCP will determine and execute all package, collateral, display and label requirements, both legal and otherwise, and forward the related specifications and schedules to MSLO. JCP represents and warrants that its labeling will comply with all applicable laws, rules and regulations. Notwithstanding the foregoing, JCP agrees to include such reasonable legal notices as MSLO may require to protect MSLO’s rights in and to the Property.

(ii) MSLO Responsibilities. MSLO’s packaging, display, collateral and label responsibilities shall be limited to providing JCP with creative concepts for use in carrying out JCP’s responsibilities in clause (i) above. Any other services performed by MSLO in respect of packaging, display and labeling shall be Creative Services subject to Section 8(a)(ii) below.

(e) Approvals of Exploitation Materials. Both JCP and MSLO must approve in writing all Exploitation Materials, including packaging and displays, before they can be used in connection with the Products. The final samples of Exploitation Materials shall be subject to MSLO’s prior approval. In addition, the location, medium or publication in which any Exploitation Material is proposed to be placed and the timing of the placement also shall be subject to meaningful consultation with MSLO. JCP shall provide to MSLO, free of charge for its permanent archives, copies of all Exploitation Materials used by JCP in connection with the business to be conducted by JCP under this Agreement. MSLO agrees that once it approves a proposed Exploitation Material, it need not review other proposed Exploitation Materials that are substantially the same (including with respect to the manner in which any Property is used or displayed) as that which MSLO previously approved.

(f) Final Products; Cancellation of Products.

(i) Following final approval of the elements for the Products pursuant to the foregoing provisions, JCP will proceed with the design of the Products consistent with the approved elements. Final Products will be of a quality equal to or exceeding the samples approved by MSLO pursuant to Section 7(c)(ii) above.

(ii) If the Parties are unable to finally approve any particular Product in accordance with the terms hereof, MSLO shall have the right to cancel the further development of such Product and, unless otherwise agreed by the Parties, such Product will be removed from the group of Products proposed to be developed, marketed and sold under this Agreement. For clarity, no Product will be commercialized hereunder without MSLO’s prior review and approval.

(g) Approval Procedures. All approvals required of MSLO under this Agreement (including without limitation those set forth on Appendix 3) will be made in accordance with the provisions of Section 7(c)(ii) above. Unless otherwise expressly provided in this Agreement, MSLO agrees to provide approvals within 10 business days of a request therefore in accordance with this Agreement, provided that it will use reasonable efforts to provide such approvals within five business days of a request therefore in accordance with this Agreement.

8.	SERVICES AND OTHER PROGRAM OBLIGATIONS.

(a) MSLO Services

(i) Brand Promotion and Marketing.

(A) MSLO will cause Martha Stewart to render promotional and marketing services in a professional manner consistent with the intent of this Agreement and to use her reasonable good faith efforts to participate in the promotion and imaging of the Products, including, without limitation, through television, radio and print advertising, in-store videos, appearances and other media presentations or programs and will use reasonable and appropriate opportunities to promote the Products and JCP’s sale thereof, including, without limitation, interviews, editorials, press conferences, press releases and television appearances, all as may be permitted by her schedule. JCP and MSLO will cooperate in good faith to schedule the dates, times, places and manner in which Martha Stewart will fulfill her professional obligations under this Section as far in advance, and in the most convenient manner, possible. MSLO will cause Martha Stewart to be available to render brand collaboration, promotional and marketing services under this Section, but in no event for more than an aggregate of [***] days annually, inclusive of travel time (the “Annual Commitment”). Such Annual Commitment will represent MSLO’s full obligation under this subsection, and any failure to provide any appearances or promotion in excess of such Annual Commitment shall not represent a breach of this Agreement or a failure to comply with the terms hereof. For clarity, the services set forth in subsections (B) and (C) below will not be included in, and will be in addition to, the Annual Commitment. JCP will pay all costs and expenses in connection with services set forth in this Section 8, including, without limitation, costs of (i) private plane air travel, food and first class lodging for Martha Stewart and two guests, and (ii) subject to JCP’s travel guidelines, travel, food and lodging reimbursements for other appropriate employees of MSLO rendering services ancillary to the services rendered by Martha Stewart under this Section. Any significant expenses anticipated by Martha Stewart in excess of those generally borne by JCP will be first submitted to JCP for approval. For clarity, in the event Martha Stewart becomes unable to perform the services set forth in this section, the Parties will use reasonable efforts to agree on a replacement for Ms. Stewart. In no event will Ms. Stewart’s failure to perform the foregoing services represent a breach of this Agreement, it being understood that MSLO will use commercially reasonable efforts to make Ms. Stewart available.

(B) To the extent Ms. Stewart or such other mutually approved individual is used for a television commercial, (provided that nothing herein will require MSLO to provide such services), JCP will pay or cause to be paid to Ms. Stewart [***] for the first day and [***] for each additional day of filming.

[***] Confidential material redacted and filed separately with the Securities and Exchange Commission

Such amounts will represent a non-refundable advance against double scale payments required by SAG and AFTRA, including all pension, health and/or welfare fund payments and other payments required by reason of Martha Stewart’s services hereunder pursuant to any applicable SAG or AFTRA union, guild or collective bargaining agreement. JCP, or any other entity for which Martha Stewart is rendering her services in connection with each such commercial, will be a signatory to any such applicable union, guild and collective bargaining agreement. In addition, JCP agrees to pay to MSLO a fee of [***] for pre-production coordination and services provided in connection with the foregoing television commercial.

(C) To the extent Ms. Stewart or such other mutually approved individual is used for a print or other advertisement, such use will be subject to the rate of [***] per day.

(ii) MSLO Creative Services. From time to time at JCP’s request, MSLO shall design, produce and approve specifications related to Product labeling, graphic services, photography, pre-press and/or other Exploitation Materials that are beyond MSLO’s obligations set forth in Section 7 above (together, the “Creative Services”). After receipt of a written request for Creative Services from JCP in a form acceptable to MSLO, MSLO shall, within a reasonable time, provide to JCP a proposal with respect to such Creative Services, setting forth the scope of the Creative Services to be performed and the budget therefore, which shall include industry standard profit margins (the “Creative Services Proposal”). JCP shall notify MSLO within 10 days of a Creative Services Proposal whether it accepts the Creative Services Proposal. If JCP accepts the Creative Services Proposal within such time frame, then MSLO shall perform the Creative Services described in the Creative Services Proposal. If JCP does not accept the Creative Services Proposal, or if MSLO does not exercise its rights with respect to any or all of the Creative Services, JCP shall be free to obtain the applicable Creative Services from another provider (using “brand guidelines” provided by MSLO), provided, however, that all of MSLO’s approval rights pursuant to this Agreement remain in effect with respect to any and all work generated by such service providers to be used in connection with any Product or advertising or promotion related thereto. Unless otherwise set forth in the Creative Services Proposal, JCP shall pay MSLO for any Creative Services performed by MSLO or its outside providers hereunder in accordance with the Creative Services Proposal within 30 days of receipt of invoice therefore and also shall reimburse MSLO for all reasonable costs (including without limitation travel, staffing, overhead, art direction and design, copyrighting, art production, digital image correction and enhancement, retouching, styling and showroom display, web design and production, finished artwork, mechanicals, photo shoots, photography costs, etc.) reasonably incurred by MSLO in connection with the preparation and provision of such Creative Services in accordance with the Creative Services Proposal.

(iii) MSLO Content. At JCP’s expense, MSLO will provide JCP with reasonable access to MSLO Content at the Parties’ mutual convenience. Each of the Parties will designate a contact to work with the other Party with respect to all requests under this Section. JCP will propose usages of the MSLO Content and the parties will negotiate in good faith a fee for such proposed usage. JCP acknowledges that such fee may include, without limitation, payment to content creators.

[***] Confidential material redacted and filed separately with the Securities and Exchange Commission

(b) JCP Services. JCP is responsible for the manufacture, sale, advertising and distribution of the Products in accordance with all applicable laws, rules and regulations. JCP shall (i) produce all Exploitation Materials; (ii) effect the marketing, promotion, sale and distribution of the Products in accordance with this Agreement and enforce all of its agreements with its vendors; (iii) implement an advertising strategy, subject to MSLO’s approval, not to be unreasonably withheld; and (iv) perform, at a minimum, such other services in connection with the Products as JCP would typically render in connection with comparable products, including services relating to design, manufacture, promotion, advertising, distribution and sale of products. JCP shall not favor JCP products or any other products over the Products in the same Product Category in terms of sales and promotion on an overall basis within a given Payment Period. JCP also agrees to offer MSLO employees its friends and family discount during any such promotions. JCP agrees to discuss with MSLO the possibility of placing Products on Home Shopping Network in order to increase the sales and exposure of the Products.

(c) JCP and MSLO Store Environment. JCP agrees that references to the Products will be prominent throughout the JCP Stores. In addition, JCP will display the Products in a manner and magnitude consistent with the scope of this Agreement. For clarity, JCP agrees that: (i) it will provide MSLO with meaningful consultation on product display strategy; (ii) upon introduction of a Product for sale, each such Product will be placed in a location to be mutually agreed to by the Parties and will remain in such location until such time as the Parties decide to change the location due to business needs, such as the introduction of an additional Product or clearance; and (iii) the Products will be more prominently displayed than any other products in the same Product Category. Likewise, Kitchen Products and any other Products that may be included in the MSLO Store will be displayed in the MSLO Store in a manner satisfactory to MSLO in its reasonable discretion. JCP will be responsible for the expenses incurred in connection with the development and implementation of the plans for the sales environments in the JCP Stores and the MSLO Stores and any modifications thereof, all of which will be subject to MSLO’s prior review and approval in accordance with Section 7(g) hereinabove.

9.	PAYMENTS.

(a) Payment Periods: “Payment Period” will mean a period of twelve of JCP’s fiscal months during which this Agreement is in effect, except that the first Payment Period will start on the Effective Date and end on February 2, 2014. The Payment Periods and Guaranteed Minimum Payments will be as follows (“M” = millions):

Payment Period	Dates	Initial Guaranteed Minimum Payment	Maximum Guaranteed Minimum Payment

Payment Period 1	Effective Date – February 1, 2014	[***]	[***]

Payment Period 2	February 2, 2014 – January 31, 2015	[***]	[***]

Payment Period 3	February 1, 2015 – January 30, 2016	[***]	[***]

Payment Period 4	January 31, 2016 – January 28, 2017	[***]	[***]

Payment Period 5	January 29, 2017 – February 4, 2018	[***]	[***]

Payment Period 6	February 4, 2018 – February 2, 2019	[***]	[***]

Payment Period 7	February 3, 2019 - February 1, 2020	[***]	[***]

Payment Period 8	February 2, 2020 – January 30, 2021	[***]	[***]

Payment Period 9	January 30, 2021 – January 29, 2022	[***]	[***]

Payment Period 10	January 30, 2022 – January 28, 2023	[***]	[***]

The “Maximum Guaranteed Minimum Payment” in the chart above is the amount of the Guaranteed Minimum Payment that will be payable in the event that the Occurrence Date has occurred with respect to all Additional Categories.

Otherwise, the Guaranteed Minimum Payment will be the Initial GMP set forth above, subject to increase as provided in sub-paragraph (c)(ii) below of this Section.

(b) Payments for Product Sales.

(i) Sales in JCP Stores and in MSLO Stores. JCP must pay a commission fee (the “Commission”) to MSLO at a rate of [***] of Net Sales of Products sold in any JCP Stores and in any MSLO Stores.

[***] Confidential material redacted and filed separately with the Securities and Exchange Commission

(ii) Sales on the JCP Website. JCP must pay a Commission to MSLO at a rate of [***] of Net Sales of MSLO Products sold through the JCP Website.

If Net Sales under subsections (i) and (ii) above meet or exceed [***] in the aggregate in any Payment Period, JCP will pay an additional [***] percent for any further Net Sales pursuant to subsections (i) and (ii) above for the remainder of the Payment Period.

(c) Guaranteed Minimum Payment.

(i) In respect of the sale of the Products in JCP Stores and MSLO Stores and on the JCP Website, in each Payment Period, JCP will guarantee the greater of the minimum amounts specified in Section 9(a) above to MSLO or [***] of the actual Commissions payable to MSLO in the prior Payment Period (the “Guaranteed Minimum Payment” or “GMP”) for each Payment Period. The GMP will be payable in equal installments in accordance with the Payment Schedule on Appendix 6. The Parties agree that any Commissions paid pursuant to subsections (b)(i) and (ii) of this Section for a given Payment Period shall be credited against the GMP for such Payment Period, but no payment of amounts in any one Payment Period will be credited against the GMP for any other Payment Period.

(ii) As of any Occurrence Date or as of such time as JCP chooses to sell Additional Categories in the MSLO Store, which JCP may do at its option on 12 months written notice to MSLO, the Parties agree that the GMP will be increased by the amount set forth below opposite the applicable Product Category (as such Product Categories are more fully described in Appendix 1):

Product Category	GMP Increase

Fashion Bedding and Utility Bedding	[***]

Bath	[***]

Furniture	[***]

Decorative Accessories	[***]

Outdoor Furniture	[***]

To the extent that any sub-category of any of the above Product Categories (as such sub-category is listed on Appendix 1) is added but the entire Product Category is not added, the Parties agree to negotiate in good faith an increase in the GMP that will be based on the relative net sales of such sub-category to the entire Product Category in the JCP Distribution Channels in the prior 3 fiscal years (such sub-category increase in the GMP, the “Sub-Category GMP Increase”).

[***] Confidential material redacted and filed separately with the Securities and Exchange Commission

In addition, the Parties have discussed the possibility of granting JCP rights with respect to additional categories, including [***] The Parties agree to continue these discussions in good faith and to increase the GMP in an agreed-upon amount in the event of any such additional grant.

(d) Website Sales. In addition to the above amounts, JCP must pay Commissions to MSLO at a rate as follows for sales of Products on the Website: [***] of Net Sales on Products up to [***]; and [***] of Net Sales of Products over [***]. Commissions on Website sales will not be subject to the GMP and are payable to MSLO irrespective of whether the GMP has been earned out. For clarity, amounts paid pursuant to this Section will be in addition to amounts paid pursuant to Section 9(c). For further clarity, once the [***] threshold is met under this subsection, JCP must pay Commissions of [***] of Net Sales of Products for the remainder of the relevant Payment Period. For the avoidance of doubt, no Commission will be payable by JCP to MSLO for any products other than the Products.

(e) Design Fee. JCP will pay to MSLO the design fee (the “Design Fee”) in equal quarterly installments beginning on February 1, 2012 and continuing throughout the Term. The Design Fee will be the greater of [***] of Net Sales for the prior Payment Period or [***] per Payment Period, except that for the period of time from the Effective Date until the commencement of Payment Period 1, the Design Fee will be [***] (the “Initial Design Fee”), which such Initial Design Fee will be payable in equal quarterly installments beginning on February 1, 2012. The Design Fee will compensate MSLO for its activities under Section 7 above but not for other services that may be provided by MSLO hereunder (including, without limitation, any Creative Services).

(f) Payment Due Dates. All payments will be payable in accordance with the Payment Schedule. Any payment due dates that fall on a weekend or national holiday will be due on or before the next business day.

(g) Marketing Amount. JCP commits to spend the Marketing Amounts as set forth herein. In Payment Period 1, such Marketing Amount will be [***]. In all subsequent Payment Periods, the Marketing Amount will be a minimum of [***] of the prior Payment Period’s Net Sales. A minimum of [***] of each annual Marketing Amount will be spent on MSLO Media Properties during each Payment Period. All Marketing Amounts will be devoted solely to the Products and the MSLO Stores and not to other JCP products or services. JCP and MSLO will mutually agree on the marketing plan pursuant to which JCP will expend the Marketing Amounts.

10. REPORTS, RECORDKEEPING, AND AUDITS.

(a) Maintenance of Records. JCP will maintain true and accurate books of account and records in accordance with generally accepted accounting principles, consistently applied, covering all transactions relating to this Agreement. Such records will be maintained both during the Term and for a period of two (2) years thereafter (or for such longer period as may be required by law) for MSLO to perform any audits authorized by this Agreement.

(b) Quarterly Reports. Commissions and Design Fees (collectively, the “Payments”) will be paid quarterly as set forth on the Payment Schedule (except for the Initial Design Fee, which is payable in accordance with Section 9(e) above). Every Payment will be accompanied

[***] Confidential material redacted and filed separately with the Securities and Exchange Commission by a report substantially in the format set forth on Appendix 8 (individually, a “Quarterly Report,” and collectively, the “Quarterly Reports”) providing details on: (i) the quarter and year-to-date Net Sales and quantity, by department or subdivision, or by MSLO Store, as applicable, of all Products sold by JCP during the months to which such Quarterly Report relates; (ii) the calculation of the amount of Payment during the applicable reporting period; and (iv) any other information that may be mutually agreed to by the Parties. JCP will also provide a quarterly report providing details on the Customer Data in a form to be mutually agreed to by the Parties. JCP will also provide MSLO with remote access to sales data regarding the Products on its supplier website, including sales by store for each Product and each Product Category. Upon MSLO’s reasonable request, and in any event within 60 days after the end of each Payment Period, JCP shall also deliver a report detailing JCP’s advertising and promotional activities in connection with the Products, including the expenditure of the Marketing Amount.

(c) Customer Data. With respect to any personally identifiable information contained in the Customer Data (the “PII”) that JCP furnishes, directly or indirectly, to MSLO, both Parties will implement and maintain safeguards, procedures and practices (consistent with generally accepted industry standards during the Term) designed to (i) ensure the security, confidentiality, and integrity of that PII, (ii) protect against any anticipated threats or hazards to the security or integrity of that PII, and (iii) protect against unauthorized access to, or unauthorized use, destruction, modification, or disclosure of, that PII. Each Party will promptly notify the other Party if it learns or reasonably suspects that the security, confidentiality, or integrity of any of that PII has been compromised or that there has been an unauthorized use or disclosure of any PII (a “Security Incident”), and the Parties will cooperate to determine the source of the Security Incident and will use their respective efforts to remedy the Security Incident as soon as practicable and in any event in a manner consistent with reasonably accepted industry standards at the time. The Parties will cooperate with each other in connection with the giving of any notice related to any Security Incident as may be required under applicable law. Each party will indemnify and hold harmless the other party from and against any claims, losses, damages, expenses, costs and proceedings, including without limitation costs associated with notifying end users, to the extent arising from or in connection with a Security Incident for which such Party is responsible by virtue of such Party having failed to comply with the standards set forth in this Section 10(c). The rights and obligations established by this Section 10(c) will survive and continue after the termination or expiration of this Agreement.

(d) Audit. Upon MSLO’s reasonable request, JCP shall make such records and all other documents and materials in the possession or control of JCP, to the extent relevant to this Agreement and reasonably required to verify JCP’s satisfaction of its obligations hereunder, available to MSLO or its duly authorized representatives, during normal business hours at JCP’s principal offices. MSLO and its duly authorized representatives will have the right, but no more than once each year, upon reasonable notice and at all reasonable hours during normal business days, to examine such books of account and records and all other documents and materials in the possession or under the control of JCP that are reasonably related to JCP’s payment obligations under this Agreement. The cost of such audit will be borne by MSLO. In the event of a discrepancy regarding amounts paid and those actually owed, the applicable party will promptly pay the amount of such overpayment or underpayment, as the case may be, to the other.

(e) Underpayment. In the event that JCP has underpaid MSLO pursuant to this Agreement or is delinquent in making any such payment, JCP shall promptly pay MSLO the aggregate difference between what MSLO should have been paid and what MSLO was paid, plus interest at a rate which is the prime rate per annum charged by Citibank, N.A., New York City on the first date of JCP’s first delinquency, plus two (2) percentage points. This provision is in addition to, and not alternative to, MSLO’s other remedies under this Agreement. Moreover, in the event that an audit reveals that the amount of any such underpayment equals or exceeds five percent (5%) of the amounts actually paid to MSLO during the period with respect to which the audit was conducted, JCP shall bear MSLO’s reasonable costs of the audit, including, without limitation, any amounts payable to MSLO’s outside auditors in connection therewith.

(f) Projections; Forecasts.

(i) The Parties acknowledge that JCP has provided MSLO with projections for Net Sales for the Term (the “Projections”). Throughout the Term, MSLO and JCP agree to develop strategies for maximizing Net Sales and increasing the Projections accordingly. Each Party agrees to use its commercially reasonable in rendering services under this Agreement to maximize Net Sales. Each Party acknowledges that it is the intent of each Party to maximize Net Sales under this Agreement.

(ii) Six months prior to the commencement of each Payment Period (after the first Payment Period), JCP shall provide MSLO with a forecast of the amounts that will be payable to MSLO, as well as the Net Sales (including all returns or allowances), with respect to each quarter of the subsequent Payment Period (the “Forecast”), which Forecast shall be based on JCP’s good faith projections at such time. In the event JCP’s Forecast changes materially for any Payment Period, either prior to or during such year, JCP will promptly inform MSLO of any such changes and the reasons therefore and, in any event, will update the Forecast at the beginning of each quarter.

11. STANDARDS OF QUALITY/QUALITY CONTROL.

(a) Standards of Quality. The Products and any expression by JCP, directly or indirectly, which by its nature conveys to others the existence of a relationship between JCP and the Trademarks or other Property or the Products (including, without limitation, the Exploitation Materials, including all packaging, labeling, fixtures, advertising, point of sale and sales promotion materials, and product literature (collectively, the “Trademark Use Materials”)), will be of high quality, style, appearance, and distinctiveness and generally be consistent with the high quality standards established by MSLO, and will in all respects (including, without limitation, the manufacture, sale, marketing, and advertising) be in accordance with all of the terms and provisions of this Agreement, with all applicable laws, rules, and regulations, and with any approval decision made by MSLO. JCP will, at all times during the Term, have a program for (i) reviewing and testing the quality of the Products prior to the time at which they are approved for manufacture and sale, and (ii) for monitoring quality and safety on a continuing basis to make sure that the final Products are consistent with the initially approved samples, which program shall be, at a minimum, consistent with industry standards for products of design and quality comparable to those being sold hereunder. The cost of this program shall be the responsibility of JCP. This program shall include rigorous testing of Products for safety, wear and tear, maintenance, use and other appropriate elements. At any time during the Term upon reasonable notice and during normal business hours, MSLO shall have the right to inspect the business operations of JCP or any vendors engaged by JCP to create, manufacture, or distribute any Products or Exploitation Materials, including without limitation any facilities at which Products or Exploitation Materials are manufactured, marketed, distributed or sold, to confirm that JCP is in compliance with the terms and conditions of this Agreement. Upon receipt of a notice from MSLO pursuant to this Agreement setting forth any quality deficiencies or any deviations from approved design or manufacturing specifications with respect to the Products or Exploitation Materials, or upon the discovery of any such deficiencies or deviations by JCP, JCP shall cause any material deficiencies or deviations to be remedied prior to the marketing, sale or distribution of the Products, or the distribution of the Exploitation Materials, as the case may be, or, if such material deficiencies or deviations may not be remedied, destroy such Products or Exploitation Materials. In the event material quality deficiencies or deviations from approved specifications are discovered after distribution or exploitation of Products or Exploitation Materials, as applicable, the Parties shall discuss the measures that must be taken, taking into account both the economic consequences and the impact on goodwill related to the Property and each of MSLO and JCP. Without limitation of the foregoing, upon MSLO’s request, JCP shall promptly recall any Products containing any such material quality deficiencies or deviations at JCP’s expense. JCP will meaningfully consult with MSLO over any recall not mandated by applicable law. JCP shall be responsible for the payment of Commissions on sales of damaged, defective or recalled Products, and MSLO need not refund any such payments to JCP.

(b) Manufacturing/Sourcing. JCP will ensure that each of its suppliers of Products agrees to the standards set forth in JCP’s standard purchase contract which has previously been delivered to MSLO, and JCP will enforce such standards in the usual manner in which such standards are enforced in regard to other suppliers of JCP’s private brand merchandise. Such standards are currently in and will remain in compliance with all laws applicable to the manufacturing of Products, including labor and employment, health and safety, customs and country of origin regulations, together with appropriate human rights standards and consideration as JCP may require from time to time.

12. PROTECTION AND ENFORCEMENT OF TRADEMARKS AND OTHER INTELLECTUAL PROPERTY. As a material inducement to MSLO to enter into this Agreement, and as a material part of the consideration to MSLO hereunder, JCP hereby agrees to the following:

(a) JCP will not use or permit the use of the Trademarks for any purpose or use other than the uses expressly permitted under this Agreement.

(b) JCP will cooperate fully and in good faith with MSLO for the purpose of securing and preserving MSLO’s rights in and to the Trademarks. JCP will cause to appear on and in connection with the Products and the stores and advertising such reasonable statutory trademark notices and other notices proclaiming and identifying the Trademarks as property of MSLO as MSLO may deem appropriate from time to time.

(c) JCP will also display the Trademarks in such form as MSLO may reasonably request, on all product packaging, hangtags, branding and product signage, displays and materials, and in advertising and promotions for the Products. JCP will also display such statutory trademark notices in connection with the logo as MSLO may reasonably require. For clarity but without limitation, MSLO will have approval rights over all proposed uses of the Trademarks.

(d) JCP will, upon reasonable request, supply to MSLO enough specimens of advertisements, tags, labels, and other use of the Trademarks as may be required in connection with any of MSLO’s Trademark applications or registrations in the Territory.

(e) JCP will, in connection with its duty to use the Trademarks so as to promote the continuing goodwill thereof, give reasonable attention and take any reasonably necessary action, consistent with its customer relations and other policies (which shall be, at a minimum, consistent with industry standards), to satisfy all legitimate customer complaints brought against JCP in connection with the Products in a manner consistent with high quality products that bear the Martha Stewart name.

(f) JCP will, (i) include appropriate copyright notices as required by MSLO in connection with the MSLO Content identifying MSLO as the copyright holder of the material, (ii) display all credits reasonably required by MSLO, and (iii) take such other action as is appropriate to protect the rights of the copyright owner of any of the MSLO Content.

(g) All intellectual property, including product designs, concepts, patterns, names, trademarks, copyrights, patents, trademarks, trade dress, and service marks and any and all goodwill associated with the foregoing (collectively, “Intellectual Property”) developed by MSLO and incorporated into the Products or Exploitation Materials (the “MSLO Materials”) will be owned by MSLO in MSLO’s name, except that the MSLO Materials will not include any pre-existing elements owned by JCP and not developed specifically for the Products or the Exploitation Materials. All Intellectual Property developed by either JCP or JCP’s suppliers during the Term and incorporated into the Products or Exploitation Materials will be owned jointly by the Parties and each will have the right to exploit such Intellectual Property independently at the termination or expiration of this Agreement without accounting to the other and without securing the other’s prior permission. For clarity but without limitation, in no event may JCP exploit any MSLO Materials or Stewart Property after the expiration or termination of this Agreement, except as specifically provided herein in connection with the Sell-Off Period. For the avoidance of doubt, JCP acknowledges and agrees that it shall not acquire any ownership rights in or to any Intellectual Property that is a derivative of, or confusingly similar or substantially similar to the Property, regardless of whether JCP or JCP’s suppliers developed or otherwise contributed to the creation of such Intellectual Property.

(h) All Trademark Use Materials and all Property will be used by JCP in a manner consistent with the trademark and copyright usage guidelines reasonably required by MSLO and also in a manner consistent with MSLO’s approvals hereunder. JCP agrees to submit representative samples of Products and Exploitation Materials to MSLO to ensure that such materials are being produced consistent with MSLO’s approvals hereunder. For clarity but without limitation, in no event will Products or Exploitation Materials be disseminated without MSLO’s written approval. To the extent any of such material does not comply with the requirements of this Section and/or MSLO’s approvals hereunder, JCP will correct such non-compliance with the next available production run of such materials.

(i) JCP will notify MSLO of any infringement or imitation by others of the Trademarks, copyrights, Property or MSLO Material if and when such become known to JCP. MSLO will have the sole right to determine whether or not any action will be taken on account of such infringement or imitations and will bear any cost or expense related to such action, and MSLO will have the sole right to the recovery of any damages in connection therewith. JCP agrees to cooperate and provide reasonable assistance in connection therewith.

(j) JCP acknowledges and confirms the validity and sole ownership by MSLO of the Property and the goodwill associated therewith, and agrees that all use by JCP of the Property shall inure solely to the benefit of MSLO and, as such, JCP shall not at any time acquire any rights in the Property by virtue of any use or exploitation JCP may make thereof. JCP agrees not to use any of the Property in the name of any of its Affiliates, and further agrees not to use in any manner any other word, trademark, trade name, symbol, design or the like which is similar to or which might possibly be confused with any of the Property.

(k) JCP agrees that it will not, directly or indirectly, dispute, challenge, contest, or otherwise impair the rights or interests of MSLO in the Trademarks, Property, copyrights in the MSLO Content, MSLO Materials, MSLO’s brand or any other proprietary interest of MSLO or its Affiliates (including Martha Stewart), or otherwise knowingly take any action that would injure the image or reputation of MSLO or its Affiliates (including Martha Stewart) or any proprietary interest of MSLO or its Affiliates (including Martha Stewart) nor knowingly directly or indirectly assist any other person in doing any of the foregoing. JCP will execute any instrument MSLO will reasonably deem necessary or desirable to record or cancel JCP as a registered or authorized user of the Trademarks and the Property.

(l) Upon the expiration or termination of the Agreement, all rights expressly granted to JCP under this Agreement with respect to the Trademarks, Property, copyrights in the MSLO Content, MSLO Materials, MSLO’s brand or any other proprietary interest of MSLO or its Affiliates MSLO shall automatically revert to MSLO for its sole use and disposition with no further obligation whatsoever to JCP or any third party, except as otherwise specifically provided herein.

13. TERM; RENEWAL. Unless otherwise stated herein, all periods referred to in this Agreement will be based on JCP’s fiscal calendar. This Agreement will be effective as of the Effective Date and will continue through January 28, 2023 (the “Initial Term”), unless terminated sooner as provided herein. The parties will discuss in good faith a renewal of this Agreement (the “Renewal”), at least one year prior to expiration, on terms and conditions to be mutually agreed upon. References to “Term” will hereinafter include the Initial Term and any Renewals (subject to negotiated amendments), if applicable.

14. TERMINATION.

(a) Termination by Either Party for Material Default. Either Party will have the right to terminate this Agreement upon a material breach by the other Party of this Agreement (other than a breach caused by Force Majeure), which material breach continues and/or is not cured within a period of 30 days (or 10 days for non-payment) after the non-defaulting Party will have given written notice thereof to the defaulting Party. Failure to timely pay amounts due hereunder will constitute a material default.

(b) Termination for Launch Delay. In the event the Launch has not occurred within 90 days of the Launch Date, either Party will have the right to terminate this Agreement upon 30 days written notice to the other Party, provided that such failure to Launch is not due to: (i) a delay caused by the Party seeking to terminate; (ii) a Force Majeure event; or (iii) a Claim arising out of the 2006 Agreement.

(c) Effect of Termination. Upon the expiration or termination of this Agreement for any reason, JCP will cease to use the Property, Trademarks, MSLO Content, Exploitation Materials, MSLO Content and MSLO Materials in any way and will not manufacture or sell any additional units of the Products except in accordance with Section 14(d) below. MSLO and JCP will each remain liable for their respective obligations that accrued prior to the date of expiration or termination; provided, however that JCP will remain liable for the remaining pro-rata portion of the Guaranteed Minimum Payments for the current quarter of the Payment Period and for two (2) quarters thereafter in the event the Agreement is terminated as a result of JCP’s material breach; and provided further, that this will not be MSLO’s exclusive remedy for JCP’s material breach, and MSLO will be entitled to any and all direct damages flowing from such breach. All payments due and owing to MSLO hereunder will become immediately due on the effective date of termination.

(d) Sell-Off Period. JCP agrees that from the date of expiration or termination of this Agreement, JCP will not place new orders for Products to be manufactured. In the event this Agreement expires or is terminated for MSLO’s material breach only, JCP will have a period not to exceed six (6) months following the expiration or termination of this Agreement (the “Sell-Off Period”) to sell off Products which are on hand, in transit, in production, or which JCP is contractually obligated to purchase, provided that JCP will pay MSLO the applicable amounts specified in Section 9, provide reporting with respect thereto on such sales, and only sell such Product through the Distribution Channels permitted hereunder. For clarity, the foregoing Sell-Off Period rights do not entitle JCP to use the Property, the Martha Stewart Marks or any Trademarks in identifying the MSLO Stores during the Sell-Off Period, which may not be “MSLO Stores” from 30 days and after such expiration or termination. JCP’s applicable obligations hereunder with respect to the Products and otherwise will remain in effect during such Sell-Off Period. Any Products remaining after the Sell-Off Period will be donated by JCP to a charity of MSLO’s choosing that is designated as a 501(c)(3) organization. During the last six months prior to the expiration of the Agreement, JCP shall not manufacture an excessive number of Products.

(e) Survival. The following provisions will survive any expiration or termination of this Agreement: 4(f), 10(a), 10(c), 10(d), 12 (but, in the case of 12(a)-(f) and (h)-(i), only during the Sell-Off Period, if any), 14(c)-(e), 16, 19, 20, 21, the Definitions Section and paragraph 7 of Appendix 3.

15. ASSIGNMENTS AND SUBCONTRACTS. Except as provided herein, neither this Agreement nor any of the rights or duties hereunder may be assigned, sub-licensed, encumbered, or otherwise transferred in any way by either Party, without the prior written consent and agreement of the other Party, such consent not to be unreasonably withheld, provided that, except as otherwise set forth below, either party will have the right to assign this Agreement in connection with a merger, consolidation or sale of all or substantially all of such Party’s assets pursuant to which such assignee agrees in writing to be bound by the provisions hereof. Any assignment in contravention of the foregoing will be null and void. In the event of a permitted assignment or transfer by MSLO or any of its Affiliates of the Trademarks, the MSLO Content or any rights MSLO granted to JCP under this Agreement, such assignee or transferee shall be bound by all of the covenants of MSLO set forth in this Agreement, and, prior to any such assignment or transfer, MSLO shall and shall cause any such Affiliate to obtain a written agreement from any such assignee or transferee in which such assignee or transferee agrees to be bound by such covenants and expressly acknowledges that JCP is an intended third party beneficiary thereof with rights of direct enforcement. Any assignment or transfer of the Trademarks, the MSLO Content or any rights granted to JCP under this Agreement in violation of the foregoing shall be null and void ab initio.

16. INDEMNIFICATION

(a) Indemnification of MSLO. JCP will indemnify and hold harmless MSLO and its licensors, affiliates, directors, officers, employees, and agents (collectively, the “MSLO Parties”) from and against all claims, damages, liabilities, losses, and other expenses, including, without limitation, reasonable attorneys’ fees and costs, whether or not a lawsuit or other proceeding is filed (“Claims”), that arise out of or relate to: (i) the manufacture, packaging, distribution, promotion, sale, marketing, advertising, or other use of the Trademarks or the Products, except to the extent such liability results from a breach of this Agreement by MSLO; (ii) JCP’s breach of any provision of this Agreement; (iii) JCP’s business activities; (iv) JCP’s transactions with third parties and/or the operation of its business; (v) any third party product liability claims arising out of sales of the Products; and/or (vi) JCP’s negligent or willful acts or omissions. MSLO will promptly notify JCP in writing of any such actual or threatened Claims; provided, however, that any failure or delay of MSLO to do so will excuse JCP of its indemnification obligations hereunder only to the extent JCP is materially prejudiced by such failure or delay.

(b) Indemnification of JCP. MSLO will indemnify and hold harmless JCP and its affiliates, directors, officers, employees, and agents (collectively, the “JCP Parties”) from and against all Claims that arise out of or relate to: (i) any third party claims challenging JCP’s use of the Trademarks or the MSLO Content as authorized by this Agreement, including claims that such use violates or infringes any Intellectual Property right of any third party; or (ii) MSLO’s breach of any provision of this Agreement. JCP will promptly notify MSLO in writing of any such actual or threatened Claims; provided, however, that any failure or delay of JCP to do so will excuse MSLO of its indemnification obligations hereunder only to the extent MSLO is materially prejudiced by such failure or delay.

(c) No Liability. Notwithstanding anything to the contrary in this Agreement, including any representations, warranties and covenants, as to any Claims based on the 2006 Agreement, JCP agrees that it will not seek and is not entitled to indemnification for monetary damages or attorneys’ fees or otherwise, nor will it seek to cancel or terminate this Agreement due to any such Claims or the resolution or settlement thereof, nor seek any other damages or remedies at law or in equity or other relief against MSLO or any of its Affiliates under this section or otherwise. Also notwithstanding anything to the contrary in this Agreement, JCP further agrees that: (i) such Claims based on the 2006 Agreement will not constitute a breach of this Agreement; and (ii) JCP will not have a cause of action against MSLO or any of its Affiliates for any breach of a representation, warranty or covenant set forth in this Agreement as such representation, warranty or covenant relates to the 2006 Agreement. In the event that as a result of a Claim based on the 2006 Agreement, a court of competent jurisdiction enters an injunction that prevents the sale of Kitchen Products hereunder, JCP will be excused from its obligation to build MSLO Stores in accordance with Section 4 for as long as such injunction is in effect, provided that in such event, the Parties will discuss in good faith possible modifications to this Agreement that would enable them to proceed hereunder without being subject to an injunction, in a manner acceptable to both Parties. In addition, to the extent such injunction persists for a period of six months or more, the Parties agree to discuss in good faith (i) entering into an agreement pursuant to which the Parties will cooperate in the defense of any such Claim; and (ii) modifications to provisions of the Agreement affected by the injunction, including the GMP.

(d) Additional Procedures. The applicable party (the “Indemnifying Party”) responsible for indemnification in respect of any Claim under clauses (a) and (b) above shall, at its sole cost and expense, assume the defense of such Claim by providing written notice thereof to the other party (the “Indemnified Party”) within 15 days of the delivery of notice of such Claim by the Indemnified Party to the Indemnifying Party. If an Indemnifying Party assumes the defense of any Claim in accordance herewith, such Indemnifying Party shall be entitled to take all steps necessary in the settlement or defense thereof; provided, that no settlement or attempt at settlement of any such Claims will be made without the prior written consent of the Indemnified Party, which will not be unreasonably delayed or withheld, unless such settlement involves only the payment of money damages by the Indemnifying Party. The Indemnified Party may engage counsel of its choosing at its expense in connection with any Claim.

(e) Cooperation. The Parties agree to reasonably cooperate with each other in any regard in the investigation and defense of any Claim covered by this section.

(f) Limitations. Neither Party will be obligated to the other Party for indemnification under this section to the extent that a Claim is as a result of any acts of gross negligence, or willful misconduct on the part of the other Party or its licensors, affiliates, directors, officers, employees, and agents.

17. CHANGE OF CONTROL

(a) “Change of Control” shall mean the first occurrence of any of the following:

(i) the sale, in one or a series of related transactions, of all or substantially all of the assets of MSLO and its Affiliates, taken as a whole, to any of Macy’s, Kohl’s, Sears, Target, Wal-mart or Li & Fung (“Change of Control Outlets”).

(ii) the liquidation or dissolution of MSLO;

(iii) the acquisition by any of the Change of Control Outlets, of beneficial ownership of more than 50% of the voting power of the outstanding common stock of MSLO; or

(iv) MSLO consolidates with, or merges with or into, any of the Change of Control Outlets, or any of the Change of Control Outlets consolidates with, or merges with or into, MSLO, in any such event pursuant to a transaction in which the outstanding voting stock of MSLO is converted into or exchanged for cash, securities or other property, other than any such transaction where the voting stock of MSLO outstanding immediately prior to such transaction is converted into or exchanged for voting stock of the surviving or transferee entity constituting a majority of the outstanding shares of such voting stock of such surviving or transferee entity immediately after giving effect to such transaction.

(b) In the event of a Change of Control of MSLO, JCP shall have the right to terminate this Agreement subject to the following termination procedures. MSLO shall notify JCP in writing of a Change of Control (or proposed Change of Control) no later than 5 days after the occurrence of a Change of Control, which such notice will specify the relevant Change of Control Outlet. (Such notice will be subject to the confidentiality obligations set forth in Section 21(h).) JCP shall have 30 days from receipt of such written notice to provide written notice to MSLO that it is exercising its right to terminate this Agreement pursuant to this section. Such termination will become effective 90 days from the occurrence of the Change in Control.

18. INSURANCE.

(a) Insurance Coverage. Both Parties will maintain, during the Term, insurance policies of the following kinds and amounts, or in the amounts required by law, whichever is greater:

(i) Worker’s Compensation and Employer’s Liability Insurance affording (A) protection under the Worker’s Compensation Law of the state in which work is to be performed, or containing an all-states endorsement; and (B) Employer’s Liability protection subject to a limit of not less than $500,000; and

(ii) Commercial General and Product Liability Insurance, written on an occurrence basis, in amounts not less than (A) two million dollars ($2,000,000) per person and in the annual aggregate for bodily injury, and (B) two million dollars ($2,000,000) per person per occurrence and in the annual aggregate for property damage, except that JCP will maintain Commercial General and Product Liability Insurance, written on an occurrence basis, in amounts not less than (A) twenty-five million dollars ($25,000,000) per person and in the annual aggregate for bodily injury, and (B) twenty-five million dollars ($25,000,000) per person per occurrence and in the annual aggregate for property damage,.

(b) Insurers. All insurance policies required to be maintained by the Parties will be procured from insurance companies rated at least A-VIII or better by the then-current edition of Best’s Insurance Reports published by A.M. Best Co.

(c) Limited Effect. This Section 17 will in no way affect the indemnification, remedy, or warranty provisions set forth in this Agreement or a Party’s rights or obligations thereunder.

(d) Self Insurance. So long as JCP maintains a net worth in excess of One Hundred Million Dollars ($100,000,000.00), JCP may self-insure with respect to the insurance coverage described herein as long as JCP has adopted a bona fide and legally qualified plan of self insurance with respects to such coverage that is sufficient to provide for any losses that occur in connection with JCP’s obligations covered by this Agreement

19. REPRESENTATIONS AND WARRANTIES. Each Party represents and warrants to the other that:

(a) It is authorized to enter into this Agreement; that this Agreement has been duly executed by an authorized signatory and constitutes the valid and binding obligation of such Party, enforceable in accordance with its terms; and that at all times during the Term, it will have the power and authority to perform all of its obligations under this Agreement and that the execution, delivery, and performance of this Agreement will not violate any agreement or instrument to which it is a party.

(b) This Agreement has been duly executed and delivered and constitutes a legal, valid, and binding obligation enforceable on such Party in accordance with its terms.

(c) Neither the execution and delivery of this Agreement or any of the instruments or agreements referred to herein, nor the consummation of any of the transactions contemplated hereby or thereby, nor the performance of this Agreement or any of the instruments or agreements referred to herein (i) requires the consent, approval, order, or authorization of, or registration with, or the giving of notice to, any third party or any governmental agency, public body, or authority, or (ii) will contravene any existing federal, state, or local law, rule, or regulation or any judgment, decree, or order or will contravene or result in any breach of, or constitute any default under, any agreement or instrument.

20. PRODUCT DEFECTS. As between MSLO and JCP, JCP assumes all liability whatsoever for customer service, defects or breach of warranty or any type of product liability claim whatsoever regarding Products. In the event that an ultimate purchaser of any Product manufactured or sold during the Term (including any sell-off period), or any other third party, claims such Product to be defective or in breach of any warranty or otherwise raises a product liability claim with respect to the Product, JCP shall assume all the obligations, liabilities, costs and expenses relating in any manner to such Product, including, without limitation, any claimed defect or breach of warranty or other product liability claim; provided, however, that JCP shall promptly report to MSLO all claims and obligations that arise hereunder and provided further that the parties will work together and cooperate to minimize the customer relations and public relations impact of such claim/event.

21. GENERAL PROVISIONS.

(a) Notices. All notices and other communications required or permitted to be given under this Agreement will be in writing and will be delivered either by (i) personal delivery, (ii) registered or certified first-class mail, postage prepaid and return receipt requested, (iii) national commercial courier service, (iv) facsimile, or (v) electronic mail, in each case addressed as follows:

If to MSLO:

Martha Stewart Living Omnimedia, Inc.

601 West 26 Street

NY, NY 10001

Attn: General Counsel

If to JCP:

J.C. Penney Corporation, Inc.

6501 Legacy Drive

Plano, Texas 75024

Attn: GMM Home Division

Facsimile: (972) 431-1133

With a copy to:

J.C. Penney Corporation, Inc.

6501 Legacy Drive

Plano, Texas 75024

Attn: Legal Department

Facsimile: 972-431-1133

E-mail: trademarks@jcpenney.com

Notices or other communications will be deemed to have been delivered: (A) if personally, upon delivery; (B) if by mail, 5 days after deposit in the United States mail in the manner specified herein; (C) if by courier, the first business day after delivery to such courier; (D) if by facsimile, upon transmission and appropriate confirmation of transmittal; and (E) if by electronic mail, upon transmission. Either Party may change its address at any time by written notice to the other Party as set forth above.

(b) Entire Agreement. This Agreement sets forth the entire agreement and understanding between the Parties with respect to the subject matter hereof and supersedes any and all prior negotiations, discussions, and agreements relating to the subject matter hereof. This Agreement may not be orally changed, altered, modified, or amended in any respect except in a writing signed by duly authorized representatives of both Parties.

(c) Successors and Assigns. This Agreement will be binding upon and will insure to the benefit of the successors and permitted assigns of the Parties.

(d) Choice of Law; Forum; Jurisdiction. This Agreement will be governed by and construed in accordance with the laws of the State of New York, without giving effect to principles of conflicts of law thereof. THE PARTIES HEREBY AGREE THAT ANY ACTION OR PROCEEDING BETWEEN THE PARTIES OR THEIR SUCCESSORS ARISING OUT OF, CONCERNING, OR RELATED TO THIS AGREEMENT, ANY ANCILLARY AGREEMENT, OR ANY OTHER AGREEMENT, TRANSACTION, OR DEALING BETWEEN THE PARTIES WILL BE HEARD BY A JUDGE. ACCORDINGLY, THE PARTIES HEREBY IRREVOCABLY WAIVE THEIR RIGHT TO A TRIAL BY JURY IN ANY SUCH ACTION OR PROCEEDING. The parties agree that the federal or state courts located in New York County, New York will have exclusive jurisdiction over any disputes arising hereunder. Each Party irrevocably waives any objection to venue or any claim that the action is brought in an inconvenient forum.

(e) No Waiver. No waiver by either Party, whether express or implied, of any provision of this Agreement or of any breach or default of any Party, will constitute a continuing waiver of such provision or any other provisions of this Agreement, and no such waiver by any Party will prevent such Party from acting upon the same or any subsequent breach or default of the other Party of the same or any other provision of this Agreement.

(f) Disclaimer of Agency. Nothing in this Agreement will create a partnership or joint venture or establish the relationship of principal and agent or any other relationship of a similar nature between the Parties, and neither JCP nor MSLO will have the power to obligate or bind the other in any manner whatsoever.

(g) Counterparts; Signatures. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Facsimile, .PDF, or other electronically transmitted signature pages will be deemed the same as originals.

(h) Confidential Information. Each Party (a “Disclosing Party”), acting in any capacity, may provide the other (the “Receiving Party”) with, or allow access to, certain proprietary information not generally known to the public. Such information, whether or not marked as “confidential” or “proprietary,” which is disclosed (orally or otherwise) to or obtained by the Receiving Party, will be known as “Confidential Information.” The Receiving Party will not, at any time, disclose, permit the disclosure of, release, disseminate, or transfer, whether orally or by any other means, any part of the Disclosing Party’s Confidential Information to any other person or entity, whether corporate, governmental, or individual, without the express written consent of the Disclosing Party, except as required by applicable law or in connection with legal process, in which case the Receiving Party will provide the Disclosing Party with reasonable opportunity to seek a protective order preventing such disclosure. Notwithstanding the foregoing, disclosure is permitted to those persons who are involved in the final contract negotiations between the Parties. The provisions of this Section will not apply to any Confidential Information which: (i) at the time disclosed or obtained by the Receiving Party is in the public domain; (ii) after being disclosed or obtained by the Receiving Party becomes part of the public domain through no act, omission, or fault of either Party; (iii) was in the Receiving Party’s possession at the time of disclosure or receipt and was not acquired, directly or indirectly, under an obligation of confidence; or (iv) is received by the Receiving Party after the time it was disclosed or obtained hereunder and was not acquired by the third party, directly or indirectly, from the Disclosing Party or from a director, officer, employee, or agent of the Disclosing Party under an obligation of confidence to the Disclosing Party. The Receiving Party will not use or permit access to any Confidential Information of the Disclosing Party except in connection with the purposes contemplated in this Agreement. This Section will continue in full force and effect for a period of three (3) years following the expiration or termination of this Agreement. Each Party agrees and acknowledges that the other Party will be irreparably harmed in the event of a breach by such Party any provision of this Section, and that, in the event of such breach, monetary damages would be inadequate compensation for such harm.

(i) Non-Disclosure. Neither Party will publicly disclose the existence of this Agreement or its terms without the prior written consent of the other Party, except as may be required under U.S. securities laws.

(j) U.S. Bankruptcy Code. The rights granted herein are and will be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, a grant of rights to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code. The Parties agree that a reasonable amount of time within which to accept or reject this Agreement is within 90 days after the filing date of any bankruptcy petition.

(k) Press Release. Except to the extent required under applicable law or regulation, the Parties agree that all press releases or other publicity relating to the existence or substance of the business relationship contemplated herein shall be coordinated between the Parties and will not be released without mutual agreement, except as may be required under the federal securities laws.

(l) Severability. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, then such provision shall be interpreted in the manner that best reflects the apparent intentions of the Parties and yet negates the element that rendered such provision illegal, unenforceable or void, or, if such interpretation is impracticable or impossible, then this Agreement shall continue in full force and effect without such provision.

(m) Remedies Cumulative. The rights, powers, remedies and privileges provided in this Agreement are cumulative and not exclusive of any rights, powers, remedies and privileges provided at law or in equity.

(n) LIMITATION ON DAMAGES. EXCEPT FOR ANY JCP USE OF PROPERTY, AS DEFINED HEREIN, OR MSLO USE OF JCP TRADEMARKS AND LOGOS IN A MANNER INCONSISTENT WITH THE TERMS HEREOF, EXCEPT FOR ANY BREACH OF THE CONFIDENTIALITY PROVISIONS HEREOF, UNDER NO CIRCUMSTANCES AND UNDER NO LEGAL THEORY SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, SPECIAL, INCIDENTAL, CONSEQUENTIAL, OR PUNITIVE DAMAGES OF ANY CHARACTER, INCLUDING, WITHOUT LIMITATION, DAMAGES FOR LOSS OF GOODWILL, LOST PROFITS OR LOST SALES, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

JCP:

J.C. PENNEY CORPORATION, INC.

By:	/s/ Michael R. Francis
Name:	Michael R. Francis
Title:	President

MSLO:

MARTHA STEWART LIVING OMNIMEDIA, INC.

By:	/s/ Daniel Taitz
Name:	Daniel Taitz
Title:	EVP, Chief Administrative Officer and General Counsel

APPENDIX 1

ADDITIONAL CATEGORIES

1. Fashion Bedding (open stock and sets )

•	sheets

•	pillowcases

•	duvet covers

•	comforters

•	bedskirts

•	bedspreads (quilted and other)

•	night spreads

•	quilts

•	shams ( quilted and other)

•	decorative pillows ( coordinated

•	to bedding ensembles )

•	coordinating window ( for BIAB)

•	bed sheers

•	flannel bedding

•	kids bedding

•	baby bedding

2. Utility Bedding

•	comforters( down and synthetic filled )

•	duvets ( down and synthetic filled )

•	sleeping pillows ( down and synthetic filled )

•	mattress pads

•	box spring covers

•	feather beds

•	blankets

•	throws

3. Bath (open stock and sets)

•	towels

•	bathmats

•	bath sheets

•	body sheets

4. Shower Curtains

•	shower curtain liners

•	shower curtain hooks

5. Bath Accessories

6. Bathrobes, Bath Wraps, Slippers

7. Beach Towels, Beach Totes

8. Outdoor Living

•	serveware

•	plates

•	picnic baskets

•	trays

•	utensils

•	glassware

•	lanterns/décor

9. Decorative Accessories

•	frames

•	candlesticks

•	home fragrances

•	wall art

•	clocks

10.	Bridal / Gift (upstairs)

•	silver frames

•	silver trays

•	silver bowls

•	silver accessory gifts

•	alternative metal

•	crystal

11.	Upholstered Furniture (up to certain price points)

•	chairs

•	headboards / beds

•	sofas

•	ottomans

12.	Case Furniture (up to certain price points)

•	dressers

•	dining tables

•	accent tables

•	benches

•	beds

•	hutches

•	sideboards

APPENDIX 2

MAJOR PRODUCT CATEGORIES

CATEGORY	APPLICABLE THRESHOLD
1. Kitchen*	[***]

2. Bedding**	[***]

3. Window***	[***]

4. Bath****	[***]

5. Furniture*****	[***]

6. Decorative Accessories	[***]

7.Outdoor Furniture	[***]

8. Christmas Décor*****	[***]

*	Includes all sub-categories set forth in Appendix 4.
**	Includes all sub-categories set forth in paragraphs 1 and 2 in Appendix 1.
***	Includes all sub-categories set forth in paragraphs 1 and 2 in Appendix 5.
****	Includes all sub-categories set forth in paragraphs 3-7 in Appendix 1.
*****	Includes all sub-categories set forth in paragraphs 11 and 12 in Appendix 1.
******	Includes all sub-categories set forth in paragraph 3 in Appendix 5.

[***] Confidential material redacted and filed separately with the Securities and Exchange Commission

APPENDIX 3

WEBSITE TERMS

1.	Website Development/Operation. In accordance with the provisions of this Appendix, JCP will, at its sole cost and expense, develop and maintain the Website throughout the Term, including mobile and tablet applications. In addition, in accordance with the provisions of this Appendix and of Section 6(c), JCP will, at its sole cost and expense, develops applications for use in conjunction with any Future Technology Device utilized for the commerce applications which may be developed during the Term of this Agreement (the “Future Technology”) for the sale, promotion, exploitation, marketing or any other similar commercial activities regarding the sale of Products on the Website. The Parties’ objectives with respect to the Website and any other ecommerce applications are to promote the Martha Stewart brand in a manner consistent with the quality and prestige of such brand and to maximize the overall Net Sales of Products through all permitted Distribution Channels. To that end, JCP agrees that throughout the Term, it will offer for sale on the Website a commercially reasonable quantity and assortment of Products.

a.	The tentative URL for such website will be www.marthastewartstore.com (“URL”). MSLO will be responsible for securing the rights to the URL.

b.	MSLO will own the URL, but hereby agrees to cooperate with JCP to enable and allow JCP to exclusively operate the Website for the promotion and sale of Products. Subject to its obligations hereunder, JCP will exercise complete technical control over the Website at all times, subject only to MSLO’s approvals as more fully set forth herein.

c.	JCP will be solely responsible for all costs and expenses incurred in connection with developing, maintaining, and operating the Website, including, without limitation, all hardware, software and labor costs. The Website will operate in a manner consistent with the high quality of the Property and with the JCP Website, and in no event will the quality be lower than industry standards for websites with brands equivalent in quality and recognition to the Martha Stewart brand, including with respect to uptime, functionality and customer support.

d.	Nothing contained herein will restrict JCP’s rights to engage third parties to supply technical or other professional or specialized services for the Website, provided that JCP will be responsible for all such third parties and will secure all necessary rights from such parties for material created by such third parties.

e.	As contemplated by Section 6(c) of the Agreement, all of the terms and conditions relating to any applications developed for use in conjunction with Future Technology Devices, including, without limitation, relating to the development, design, operation, quality and approvals thereof and the responsibility for the costs and expenses thereof, shall be consistent with the terms and conditions for such matters set forth herein with respect to the Website.

2.	Merchandise. The Parties will collaborate on the selection of the collection of Products for the Website, with the intention that there by a reasonably diverse selection of Products available on the Website. The Parties will use commercially reasonable efforts to make non-JCP sourced products recommended by MSLO available on the Website, provided that the Parties acknowledge that at the time of signing, JCP does not have the ability to conduct transactions in which it is not the “merchant of record,” and JCP will not undertake any action or services in connection with the Website that would deem it a “Service Provider,” as that term is defined in the Payment Card Industry Data Security Standard, which such standard currently appears at https://www.pcisecuritystandards.org/.

3.	Quality: JCP will collaborate with MSLO to create a website presentation consistent with the creative concepts supplied by MSLO and also consistent with the Exploitation Materials as to presentation and style. Each Party acknowledges and agrees that JCP will provide an experience consistent with the high quality of the Property. In addition, JCP will cause the photographs, illustrations and descriptions that JCP supplies to the Website to be consistent with the high quality of the Property. MSLO will supply or will facilitate the supply of the photographs, illustrations, descriptions and any legally required information for the non-JCP sourced Products.

4.	Process: The parties will collaborate to meet the following developmental milestones. The dates contained herein are goals; failure to strictly adhere to the dates herein will not be deemed a breach of this Agreement, provided that in all events, JCP will meet the Launch Date for the Website.

a.	Kick-Off Meeting: The Parties will meet in December, 2011 to discuss the vision and scope of the Website.

b.	Requirements: JCP will draft the technical requirements for the website relative to the defined scope and MSLO creative input. MSLO will also, at its option, provide input on desired functionality, (e.g., browsing, shopping, search capability, etc.) by March 31, 2012. (The “Requirements Phase”)

c.	Design Phase: MSLO will provide input on creative direction for the Website, including look and feel, provided that for clarity, all implementation will be the responsibility of JCP. This will occur by approximately June 30, 2012.

d.	Build: JCP will commence build of the Website and any dependent integrations upon MSLO’s written approval of the Website design, as more fully set forth in the approvals section below.

e.	Test: The Parties will test the Website by January, 2013.

f.	Launch. The Website will go live on the Launch Date.

g.	Approvals: MSLO shall have the right to review and approve all aspects of the Website, including without limitation functionality, look and feel and any use of the Property thereon. In that regard, JCP agrees to provide MSLO with access to the Website at all stages of development of the Website for MSLO’s review and approval. MSLO will not make any unilateral changes after it has approved a phase of the Website, unless the Parties mutually agree to the change. Such access will be provided sufficiently in advance of the Launch Date to allow time for revisions and re-submission to MSLO. In no event will the Website go live prior to MSLO’s written approval. In addition, at all times after the Website goes live, JCP agrees to implement such reasonable revisions or improvements thereto as MSLO may request, and to otherwise collaborate with MSLO on the maintenance and operation of the Website as and when reasonably requested by MSLO.

5.	Privacy: JCP will develop the privacy policy for the website consistent with all applicable laws, rules and regulations and otherwise in accordance with industry standards.

6.	Personnel: MSLO will at all times employ such competent and qualified personnel as are necessary to fulfill its obligations under this Appendix, which includes dedicated resources and a Website relationship manager who will have final decision making authority. JCP will at all times employ or subcontract such competent and qualified personnel as are necessary to fulfill its obligations under this Appendix .

7.	Ownership: JCP will own all rights in and to the Website except for any Property, Trademarks, the URL, MSLO Content, Stewart Property, Trademarks or any other material contributed by MSLO to the Website, all of which shall be owned by MSLO or its licensors (the “MSLO Website Materials”). The Parties will jointly own all Customer Data, and JCP agrees to execute any and all documentation necessary to effectuate MSLO’s ownership therein. Each Party may use the Customer Data without the other’s permission and without accounting to the other, both during and after the Term. Each Party agrees that its use of the Customer Data will be in accordance with the Website’s privacy policy and with applicable law. JCP agrees to execute any and all documentation with Comscore that may be necessary to assign Website traffic to MSLO. Notwithstanding anything to the contrary herein, JCP agrees that upon expiration or termination of this Agreement, it will remove any and all MSLO branding and the MSLO Website Materials from the Website, and it will ensure that the look and feel that incorporates the signature MSLO touches of the Website is not used or otherwise replicated by JCP after the Term. By way of clarification but without limitation, JCP will not be required to remove or cease using any functionality of the Website. By way of further clarification and notwithstanding the foregoing, JCP may include such MSLO branding on the Website as will reasonably enable it to exercise its rights to sell off Products, as more fully set forth in Section 14(d).

8.	Linking: At all times during the Term: (i) JCP agrees to include a link in a prominent location on the JCP Website to the Website; and (ii) MSLO agrees to include a link in a prominent location on the home page of www.marthastewart.com to the Website.

APPENDIX 4

KITCHEN PRODUCT CATEGORIES

1.	Gadgets

2.	Cutlery/boards

3.	Spices/spice sets/containers

4.	Food Storage

refrigerator storage

canisters

pantry storage

5.	Cookware (open stock and sets)

hard anodized

tri-ply

non-stick

6.	ECI and porcelain cookware

7.	Bakeware (open stock and sets)

baking sheets

cookie cutters

cake pans

Silpat

8.	Kitchen textiles

mitts, pot holders

aprons

tea towels

dish towels

9.	Table Linens

tablecloths

napkins

runners

chair covers

napkin rings

10.	Dinnerware (open stock and sets) (all materials) (upstairs and downstairs)

dinner plates

salad plates

chargers

appetizer plates

serveware (pitchers, platters, bowls, etc.)

oven-to-table

figural cake stands

cake domes

flatware

11.	Glassware (open stock and sets) (all materials)

drinking glasses

serveware

dinnerware

12.	Barware (open stock and sets)

glasses

shakers

ice buckets/tongs

trays

bar utensils

APPENDIX 5

NON-EXCLUSIVE PRODUCT CATEGORIES

1.	Soft Window

panels

valences

toppers

shades

tie-backs

sheers

2.	Hard Window (excluding drapery hardware)

shades

blinds

shutters

3.	Christmas Trim

trees

wreathes

lighting (indoor and outdoor)

ornaments

decorations (indoor and outdoor)

accessories

APPENDIX 6

PAYMENT SCHEDULE

Payment Period	Fiscal Qtr	Type of Payment	Due Date

1	Q1	GMP	6/18/2013

Fiscal 2013		Design Fee	6/18/2013

	Q2	GMP	9/17/2013

		Design Fee	9/17/2013

	Q3	GMP	12/17/2013

		Design Fee	12/17/2013

	Q4	GMP	3/18/2014

		Design Fee	3/18/2014

		GMP Reconciliation	3/18/2014

		Design Fee Reconciliation	3/18/2014

Payment Period	Fiscal Qtr	Type of Payment	Due Date	Amount Due

2	Q1	GMP	6/17/2014

Fiscal 2014		Design Fee	6/17/2014

	Q2	GMP	9/16/2014

		Design Fee	9/16/2014

	Q3	GMP	12/16/2014

		Design Fee	12/16/2014

	Q4	GMP	3/17/2015

		Design Fee	3/17/2015

		GMP Reconciliation	3/17/2015

		Design Fee Reconciliation	3/17/2015

Payment Period	Fiscal Qtr	Type of Payment	Due Date	Amount Due

3	Q1	GMP	6/16/2015

Fiscal 2015		Design Fee	6/16/2015

	Q2	GMP	9/15/2015

		Design Fee	9/15/2015

	Q3	GMP	12/15/2015

		Design Fee	12/15/2015

	Q4	GMP	3/15/2016

		Design Fee	3/15/2016

		GMP Reconciliation	3/15/2016

		Design Fee Reconciliation	3/15/2016

Payment Period	Fiscal Qtr	Type of Payment	Due Date	Amount Due

4	Q1	GMP	6/14/2016

Fiscal 2016		Design Fee	6/14/2016

	Q2	GMP	9/13/2016

		Design Fee	9/13/2016

	Q3	GMP	12/13/2016

		Design Fee	12/13/2016

	Q4	GMP	3/14/2017

		Design Fee	3/14/2017

		GMP Reconciliation	3/14/2017

		Design Fee Reconciliation	3/14/2017

Payment Period	Fiscal Qtr	Type of Payment	Due Date	Amount Due

5	Q1	GMP	6/13/2017

Fiscal 2017		Design Fee	6/13/2017

	Q2	GMP	9/12/2017

		Design Fee	9/12/2017

	Q3	GMP	12/12/2017

		Design Fee	12/12/2017

	Q4	GMP	3/20/2018

		Design Fee	3/20/2018

		GMP Reconciliation	3/20/2018

		Design Fee Reconciliation	3/20/2018

Payment Period	Fiscal Qtr	Type of Payment	Due Date	Amount Due

6	Q1	GMP	6/19/2018

Fiscal 2018		Design Fee	6/19/2018

	Q2	GMP	9/18/2018

		Design Fee	9/18/2018

	Q3	GMP	12/18/2018

		Design Fee	12/18/2018

	Q4	GMP	3/19/2019

		Design Fee	3/19/2019

		GMP Reconciliation	3/19/2019

		Design Fee Reconciliation	3/19/2019

Payment Period	Fiscal Qtr	Type of Payment	Due Date	Amount Due

7	Q1	GMP	6/18/2019

Fiscal 2019		Design Fee	6/18/2019

	Q2	GMP	9/17/2019

		Design Fee	9/17/2019

	Q3	GMP	12/17/2019

		Design Fee	12/17/2019

	Q4	GMP	3/17/2020

		Design Fee	3/17/2020

		GMP Reconciliation	3/17/2020

		Design Fee Reconciliation	3/17/2020

Payment Period	Fiscal Qtr	Type of Payment	Due Date	Amount Due

8	Q1	GMP	6/16/2020

Fiscal 2020		Design Fee	6/16/2020

	Q2	GMP	9/15/2020

		Design Fee	9/15/2020

	Q3	GMP	12/15/2020

		Design Fee	12/15/2020

	Q4	GMP	3/16/2021

		Design Fee	3/16/2021

		GMP Reconciliation	3/16/2021

		Design Fee Reconciliation	3/16/2021

Payment Period	Fiscal Qtr	Type of Payment	Due Date	Amount Due

9	Q1	GMP	6/15/2021

Fiscal 2021		Design Fee	6/15/2021

	Q2	GMP	9/14/2021

		Design Fee	9/14/2021

	Q3	GMP	12/14/2021

		Design Fee	12/14/2021

	Q4	GMP	3/15/2022

		Design Fee	3/15/2022

		GMP Reconciliation	3/15/2022

		Design Fee Reconciliation	3/15/2022

Payment Period	Fiscal Qtr	Type of Payment	Due Date	Amount Due

10	Q1	GMP	6/14/2022

Fiscal 2022		Design Fee	6/14/2022

	Q2	GMP	9/13/2022

		Design Fee	9/13/2022

	Q3	GMP	12/13/2022

		Design Fee	12/13/2022

	Q4	GMP	3/21/2023

		Design Fee	3/21/2023

		GMP Reconciliation	3/21/2023

		Design Fee Reconciliation	3/21/2023

In addition to the foregoing, JCP will pay the Design Fees due prior to the first Payment Period in the time period specified in Section 9(e).

APPENDIX 7

PROHIBITED RETAIL OUTLETS

Warehouse Clubs

B.J.’s Warehouse Club

Costco

Sam’s Club

Off Price

Burlington Coat Factory

Gabriel Brothers, Inc.

Marshalls

Nordstrom Rack

Ross Dress for Less

TJ Maxx

Value City

Other Off Price

Home Specialty Stores

Anna’s Linens

Bath & Body Works

Bed Bath & Beyond

Bedbathhome.Com

Bedbathstore.Com

Bedding Experts

Blinds.com

Brookstone

Budgetblinds.com

Burlington Coat Factory

Christmas Tree Shop

Cost Plus World Market

Country Door

Decorating Den Interiors

Disney Store

Eddie Bauer

Garden Ridge

Great Indoors

Haband

Homevisions.Com

IKEA

Kitchen Store

L.L. Bean

Lands’ End

Limited Too

Linensource.Com

Mattress Firm

Mattress Giant

Nwf.Org

Old Navy

Old Tyme Pottery

Overstock.Com

Pier One

Pottery Barn

Select Comfort

Sharper Image

Shop At Home Tv

Sierra Trading Post

Sit ’n Sleep

Sleepy’s

Smartbargains.Com

Smith & Noble

Textileshop.Com

The Sleep Train

Urban Outfitters

Mail Order

Beall’s

Blair

Brylane

Domestications

Fingerhut Catalog

Lillian Vernon

Ltd. Commodities

Mail Order

Spiegel

The Company Store

The Lakeside Collection

Furniture

American Signature

Art Van

Ashley Furniture

Berkshire Hathaway Furniture Division

Bob’s Discount Store

Ethan Allen*

Havertys

Lazy Boy

Raymour & Flanigan*

Rooms to Go

Slumberland

Department Stores/National Chains

Amazon.com

Belk

Bergner’s

Bon-Ton

Boscov’s

Carson Pirie Scott

Dillard’s

Elder-Beerman

Gottschalks

Herberger’s

Kohl’s

Lord & Taylor

Nordstrom

Sears

Stage/ SSI

Younkers

*	Except as permitted under Section 2(b)

APPENDIX 8

SAMPLE QUARTERLY FINANCIAL REPORT